Exhibit 10.1
EXECUTION COPY
Date: 29 October 2007
LifeScan, Inc.
Universal Biosensors Pty Ltd
Universal Biosensors, Inc.
Master Services and Supply Agreement

Table of Contents

Agreed terms	7

1 Interpretation	7

1.1 Definitions	7
1.2 Construction	12
1.3 Headings	13

2 Action Taken after Effective Date	13

3 License	13

3.1 Grant of License	13
3.2 LifeScan rights	13

4 Joint Steering Committee	13

4.1 Establishment	13
4.2 Composition	14
4.3 Decision making	14

5 Supply of Products	14

5.1 Supply of Initial Products	14
5.2 Supply of Other Products	15

6 Purchase Price of Initial Products	15

6.1 Interim Costing Period	15
6.2 Post-Interim Costing Period	16

7 Orders, Inventory and Delivery	18

7.1 Forecasts and orders	18
7.2 Inventory	19
7.3 Lead Time	19
7.4 Past Due Orders	19
7.5 Delivery	19
7.6 Sub-Tier Component Supply Chain	19
7.7 Packaging for Shipment	20
7.8 Quarterly Business Reviews	20
7.9 Capacity	20
7.10 Supply Risk	20

8 Defective Products	20

8.1 Disposition of defective Products	20
8.2 Independent testing	21
8.3 Corrective action	22

9 Inspection	22

9.1 Rights of Inspection	22
9.2 Obligations to rectify	22
9.3 Acknowledgment	22

10 Provision of Services	23

10.1 Supply of Initial Services	23
10.2 Supply of other Services	23
10.3 Manner of performing the Services	23

11 Fees	24

11.1 Quarterly Service Fee	24
11.2 Milestones	25
11.3 Lump Sum Service Fee	25
11.4 Audit Rights	26

12 Manufacturing Process Information and Other Intellectual Property	26

13 Sundry Obligations of UBS	27

13.1 Records	27
13.2 Reports	27
13.3 Equipment	27
13.4 Insurance	28

14 Restrictions on UBS and UBI activities	28

15 Representations and warranties	28

15.1 UBS Warranties	28
15.2 Execution and performance of agreement	29
15.3 EXCLUSION OF OTHER WARRANTIES	29

16 Compliance	30

16.1 Compliance with certain laws	30
16.2 Compliance with Policy on the Employment of Young Persons	30
16.3 Standards for Responsible External Manufacturing	30
16.4 Files and Work papers	31
16.5 Compliance with Environment, Safety And Industrial Hygiene	31

17 Quality Agreement	32

18 Indemnities	32

18.1 UBS indemnity	32
18.2 Indemnification by LifeScan	32
18.3 Indemnification procedures	33
18.4 Other Product Liability Claims	33
18.5 Limitation of Liability	33

19 Term and Termination	34

19.1 Term	34
19.2 Termination for breach	34
19.3 Termination for insolvency and bankruptcy	34
19.4 Termination for change of control	34
19.5 Regulatory termination	34
19.6 Additional LifeScan termination rights	34
19.7 Additional UBS termination rights	35
19.8 Consequences of termination	35

20 Dispute Resolution	36

20.1 Mediation	36
20.2 Arbitration	37

21 Confidentiality and public announcements	40

21.1 Non-disclosure	40
21.2 Exceptions	40
21.3 Public Announcements	40

22 Notices	41

22.1 General	41
22.2 How to give a communication	41
22.3 Particulars for delivery of notices	41
22.4 Communications by post or international courier	43
22.5 Communications by fax	43
22.6 After hours communications	43
22.7 Process service	43

23 Force Majeure	43

23.1 Force Majeure Event	43
23.2 Failure to supply	44

24 Guarantee	44

24.1 Guarantee and Indemnity	44
24.2 Survival	45
24.3 Continuing Guarantee	45
24.4 Remedy	45
24.5 Reinstatement	46
24.6 Warranties	46

25 GST	46

25.1 Construction	46
25.2 Consideration GST exclusive	46
25.3 Payment of GST	46
25.4 Timing of GST payment	47
25.5 Tax invoice	47
25.6 Adjustment event	47
25.7 Reimbursements	47

26 General	47

26.1 Duty	47
26.2 Legal costs	48
26.3 Amendment	48
26.4 Waiver and exercise of rights	48
26.5 Rights cumulative	48
26.6 Consents	48
26.7 Governing law and jurisdiction	48
26.8 Assignment	48

26.9 Counterparts	49
26.10 Entire understanding	49
26.11 Severability	49
26.12 Survival	49
26.13 Relationship of parties	49
26.14 LifeScan Affiliates	50

Schedule 1 — Initial Product Addendum	51

Schedule 2 — Initial Services Addendum	55

Schedule 3 — LifeScan Relevant Patents	58

Appendix A — Form of Product Addendum	60

Appendix B — Form of Services Addendum	62

Appendix C — Initial Joint Steering Committee Members	64

Appendix D — Policy on the Employment of Young Persons	65

Appendix E — Quality Agreement	66

Appendix F — Financial Years	78

Appendix G — UBS’ Insurance Requirements	89

Appendix H — Termination Matters	91

Appendix I — Action Taken after Effective Date	92

Appendix J — Standards for Responsible External Manufacturing	93

Effective Date: 29 October 2007
Parties
LifeScan, Inc. a California corporation of 1000 Gibraltar Drive, Milpitas, CA 95035-6312, USA (LifeScan)
Universal Biosensors Pty Ltd ACN 098 234 309, a company incorporated in Victoria, Australia of 1 Corporate Avenue, Rowville, Victoria 3178, Australia (UBS)
Universal Biosensors, Inc., a Delaware corporation of having its registered office at c/o Corporation Service Company 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, USA (UBI)
Background
A. LifeScan carries on the business of marketing and selling blood glucose monitoring systems for home, clinic and hospital use.
B. UBS carries on the business of researching, developing, manufacturing and commercialising a range of in vitro diagnostic tests for point of care use.
C. LifeScan holds certain patents and other intellectual property rights relating to innovative blood glucose testing devices and wishes to distribute strips and meters as part of a new range of its blood glucose monitoring systems.
D. LifeScan and UBI are parties to a Development Agreement, under which UBS has been developing certain strips, meters and manufacturing methodology for LifeScan.
E. UBS has developed the capability and established a facility to manufacture and supply such strips to LifeScan.
F. UBS further has the expertise and information to provide a range of services of interest to LifeScan, including services relating to the development and testing of strips, the development and establishment of manufacturing facilities for strips and the development of variants and future generations of strips and meters.
G. The parties wish to enter into an agreement in relation to the provision by UBS to LifeScan of Initial Product and Initial Services, and other Product and other Services which LifeScan in the future may require from time to time.
H Whereas UBS is entitled to various payment streams under this Agreement which are intended to enable UBS to recover its sunk costs and make a reasonable return.
I To facilitate an efficient and effective business and contractual relationship between the parties, they have agreed to establish a Joint Steering Committee.

J For these purposes the parties have agreed to enter into this Master Services and Supply Agreement to regulate, on the terms and subject to the conditions set out in this agreement, the relationship between the parties and the provision by UBS of all such products and services to LifeScan.
K. UBI has agreed to guarantee UBS’ obligations under this Agreement.
In consideration of the mutual promises, covenants and agreements below, the parties agree as follows:
Agreed terms
Part 1: Preliminary Provisions
1	Interpretation

1.1	Definitions

In this Agreement:

Affiliate means any corporation, firm, limited liability company, partnership, or other entity that directly or indirectly controls, or is controlled by, or is under common control with a party to this agreement but only for so long as that control remains, whereafter that entity shall cease to be an Affiliate. For the purpose of this definition, control means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or any other arrangement whereby a party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

Agreed Standard Cost has the meaning given in clause 6.2(b)(i) of this Agreement.

Agreement Intellectual Property Rights has the meaning given in clause 12(c) of this Agreement.

Bankruptcy Event means in respect of LifeScan or UBI: (i) it applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) it makes a general assignment for the benefit of its creditors, or (iii) it takes any action to take advantage of, or have any action taken against it under, any U.S. law relating to bankruptcy, insolvency or reorganization.

Base Year has the meaning given in clause 6.2(a) of this agreement.

Base Year Standard Cost has the meaning given in the Initial Product Addendum.

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in New York City, New York, U.S.A.
Change of Control means (a) the liquidation or dissolution of an entity or the sale or other transfer by an entity (excluding transfers to Affiliates) of all or substantially all of its assets; or (b) the occurrence of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction, as a result of which any person, entity or group (other than an Affiliate of such entity prior to such transaction) (i) becomes the beneficial owner, directly or indirectly, of securities of an entity representing more than 50% of the ordinary shares such entity or representing more than 50% of the combined voting power with respect to the election of directors (or members of any other governing body) of such entity’s then outstanding securities, (ii) obtains the ability to appoint a majority of the Board of Directors (or other governing body) of the entity, or (iii) obtains the ability to direct the operations or management of the entity or any successor to the entity’s business.
Confidential Information means:
(a)	the terms and existence of this Agreement; and

(b)	all confidential and proprietary information in whatever form or manner presented which is disclosed pursuant to this Agreement or any Product Addendum or Services Addendum and which relates to a disclosing party’s business or business plans.
Corporations Act means the Corporations Act 2001 (Cth).
Cost Savings Amount has the meaning given in clause 6.2(b)(ii) of this Agreement.
Covered Product means any Product covered by at least one valid claim of the LifeScan Relevant Patents.
Development Agreement means the development and research agreement between UBI and LifeScan, effective as of April 1, 2002, and any and all amendments thereto.
Effective Date means the date on the first page of this Agreement.
Fee Conversion Reference Date means the end of the Quarter following the receipt by UBS of an aggregate of
*[REDACTED] in Quarterly Service Fees.
Financial Year means LifeScan’s fiscal year, as defined in Johnson & Johnson’s internal accounting policies and procedures, which ends on the last Sunday of any given Calendar Year. Appendix F sets forth the applicable Financial Years through 2013.
Force Majeure Event means any cause which is beyond the reasonable control of a party, including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; strike, lock-out or labour disturbances, failure of public utilities or common carriers.

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

Government Authority means any relevant federal, state, territory, municipality or other political subdivision, administrative or judicial body, court, ministry, department, commission, authority, instrumentality, tribunal or agency or other governmental, quasi-governmental or regulatory authority or any self-regulatory organisation (including any relevant tax administrator) of any applicable country and includes any person deriving a power directly or indirectly from any other person or body referred to in this definition.
Initial Meter means a blood glucose meter adapted to use the Initial Product and conforming to the specifications set out in the Initial Product Addendum
Initial Product means a blood testing strip which conforms with the Product Specifications set out in the Initial Product Addendum.
Initial Product Addendum means the Addendum set out in Schedule 1.
Initial Services means the services described in Schedule 2.
Initial System means the blood glucose monitoring system consisting of the Initial Meter, Initial Product, control solution, lancets and all other applicable components.
Insolvency Event means in respect of UBS:
(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(b)	it has had a controller (as defined in the Corporations Act) appointed or is in liquidation, in provisional liquidation, under administration or wound up or has had a receiver or a receiver and manager appointed to any part of its property;

(c)	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this Agreement);

(d)	an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (a), (b) or (c) above;

(e)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand;

(f)	it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act;

(g)	it is otherwise unable to pay its debts when they fall due; or

(h)	something having a substantially similar effect to (a) to (g) happens in connection with UBS under the laws of Australia.

Interim Costing Period means the period beginning upon the commencement of manufacturing following the submission of LifeScan’s first order for commercial launch of the Initial Product until the earlier of (i) the beginning of the first Quarter in which LifeScan places an order in excess of fifty million (50,000,000) Initial Products or (ii) the end of the Quarter during which the third anniversary of the achievement of a Milestone occurs.
Joint Steering Committee has the meaning given in clause 4.1 of this Agreement.
Joint Steering Committee Member has the meaning given in clause 4.2 of this Agreement.
Labour and Overhead Costs means actual labour and overhead costs assignable to the manufacturing of Initial Product.
License Agreement means the license agreement between UBS and LifeScan, effective as of 1 April 2002, and any and all amendments thereto.
Licensed Intellectual Property Rights means any and all LifeScan Intellectual Property Rights required by, or reasonably necessary for, UBS to fulfil its obligations under this Agreement.
LifeScan Files and Work Papers has the meaning given in clause 16.4 of this Agreement.
LifeScan Intellectual Property Rights means any and all intellectual property rights throughout the world, including:
(a)	any patent, copyright, trade secret, know-how, technology, trade mark or domain name (whether registered or unregistered), software, design, circuit layout right, trade, business or company name or other proprietary right or any right to registration of such rights; and

(b)	all present and future rights in an invention, discovery, trade secret, know-how, concept, idea, data or formula and rights in information, including any serendipitous discoveries, granted by law or equity from time to time under the law of any jurisdiction which LifeScan owns or is empowered to grant a license prior to or during the Term of this Agreement. LifeScan Intellectual Property Rights shall further include any foreign counterparts thereof, as well as all continuations, continuation-in-part, divisions and renewals thereof, patent applications, all patents which may be granted thereof, and all reissues, re-examinations and extensions.
LifeScan Manufacturing Line Date means the date that LifeScan, a LifeScan Affiliate or a contract manufacturer of LifeScan shall have qualified a manufacturing line that is actually capable of producing the Initial Product in a place other than Rowville, Victoria.
LifeScan Relevant Patents means those patents and patent applications identified on Schedule 3, as well as any United States patent application, foreign counterpart, division, continuation, continuation-in-part, reissue, renewal, and re-examination thereof and patents issuing therefrom, patent extensions, certificates of invention and applications for certificates of invention.

Losses means any losses, liabilities, damages, claims, costs, charges and expenses and includes any taxes, duties, levies, legal fees (on a full indemnity basis) and other related expenses.
Lump Sum Service Fee — A has the meaning given in clause 11.3(a) of this Agreement.
Lump Sum Services Fee — B has the meaning given in clause 11.3(c) of this Agreement.
Material Costs means the cost of material comprising the Initial Product that is consumed during the manufacturing of the Initial Product (e.g. substrates and spacer), excluding the cost of the vials and enzymes.
Maximum Transfer Price means the cost per Initial Product set forth in the Initial Product Addendum.
Milestone means the grant to LifeScan or its nominated Affiliate of regulatory approval to market the Initial System in (a) Canada; (b) the United States; and (c) Germany or the first other European country where LifeScan chooses to market the Initial Product, each such approval constituting a separate Milestone.
Milestone Amount has the meaning given in clause 11.2(a) of this Agreement.
Policy has the meaning given in clause 16.2 of this Agreement.
Process has the meaning given in clause 12 of this Agreement.
Product means a strip which conforms with the relevant Product Specification, and includes the Initial Product and any additional products that the parties agree to include in a Product Addendum.
Product Addendum means a document executed by the parties for Product to be manufactured pursuant to the terms of this Agreement substantially in the form set out in Appendix A.
Product Specifications means:
(a)	in the case of the Initial Product, the specifications set out in Schedule 1;

(b)	in the case of any other Product, the specifications set out in the relevant Product Addendum.
QSR means the quality system regulations applicable to a Product.
Quality Agreement means the quality agreement attached as Appendix E of this Agreement.
Quarter means in respect of any Financial Year, the quarter end designated by a circle on Appendix F for such Financial Year.
Quarterly Service Fee has the meaning given in clause 11.1(a)(i) of this Agreement.

Raw Materials means the materials, components and packaging required to manufacture and package the Products in accordance with the Product Specifications.

Restricted Purposes has the meaning given in clause 14(a) of this Agreement.

Services means the services described in Schedule 2 and any other services identified in a Services Addendum.

Services Addendum means a document executed by the parties for services to be provided by UBS to LifeScan pursuant to the terms of this Agreement, substantially in the form set out in Appendix B.

Sold means the sale or other transfer of Product by LifeScan or any of its Affiliates to an unaffiliated third party that generates direct sales revenue to LifeScan or any of its Affiliates.

Standards has the meaning given in clause 16.3 of this Agreement.

Term has the meaning given in clause 19.1 of this Agreement.

Territory means the entire world.

UBS Capacity Limitation has the meaning given in clause 7.1(a).

1.2	Construction

Unless expressed to the contrary, in this Agreement:
(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	“includes” (and its variants, i.e., “include” and “including”) means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it; and

(f)	a reference to:
(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced; and

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation.
(g)	“$” or “dollar” means the lawful currency of the United States unless otherwise expressly stated.
1.3	Headings

Headings do not affect the interpretation of this Agreement.

2	Action Taken after Effective Date

After the Effective Date but on or before January 15, 2008, and in consideration of the grant of rights in clause 12, LifeScan shall take the action prescribed in Appendix I.

3	License

3.1	Grant of License

LifeScan grants to UBS during the Term of this Agreement a worldwide, royalty free, non-exclusive license to use Licensed Intellectual Property Rights for the sole purpose of fulfilling its obligations under this Agreement.

3.2	LifeScan rights
(a)	Nothing in this Agreement shall be construed to restrict the right of LifeScan or LifeScan’s Affiliates to engage in any business activity, investment or other opportunity anywhere in the world. UBS acknowledges LifeScan shall have sole discretion where and how to market and sell the Products.

(b)	UBS acknowledges and agrees that LifeScan and its Affiliates are, and will continue to be, actively involved in the design, development, acquisition, marketing, manufacturing, promotion and sale of blood glucose monitoring products, including products that directly and indirectly compete with the Products hereunder.
4	Joint Steering Committee
4.1	Establishment

Within 30 Business Days of the Effective Date, a joint committee (Joint Steering Committee) shall be established to manage the relationship between the parties and the operation of this Agreement. The Joint Steering Committee shall provide strategic oversight of the performance of the parties’ obligations and the progress of the Products and Services provided under this Agreement. The Joint Steering Committee shall have the power to create and delegate responsibility to various working groups compromised of members from the parties to carry out its obligations under this Agreement.

4.2	Composition

The Joint Steering Committee shall consist of members (Joint Steering Committee Members) from each of UBS and LifeScan. The Joint Steering Committee Members shall be comprised of senior management from each party (and the initial Joint Steering Committee members are set out in Appendix C). Each party may change their nominated Joint Steering Committee Member by written notice to the other party. The Joint Steering Committee shall convene on a quarterly basis, to review and approve work plans and progress. Additionally, the Joint Steering Committee shall be available on a more frequent basis to address key issues that may arise. All meetings of the Joint Steering Committee may be by teleconference, videoconference or any other means of communication agreed to by the parties.

4.3	Decision making
(a)	Each of UBS and LifeScan shall have one vote on the Joint Steering Committee. If more than one representative of a party is present at a meeting, such representatives shall agree upon how that party’s vote shall be cast. If only one representative is present, that party shall be deemed authorized to vote on the matters raised at the meeting. All decisions of the Joint Steering Committee shall be unanimous.

(b)	No decision may be made by the Joint Steering Committee unless a quorum is present, such quorum constituted by at least one member present from each of LifeScan and UBS.

(c)	If the Joint Steering Committee is unable to reach Agreement on any significant matter, then within ten Business Days it shall be referred to the Company Group Chairperson of LifeScan and the Chairperson of UBS and they shall endeavour to resolve such matter in good faith within twenty Business Days of notification by the Joint Steering Committee of the disagreement. If the Chairpersons are unable to reach an Agreement on the matter: (i) with respect to any matter involving the quality of the Products, regulatory affairs relating to the Products or any matter that could require expenditures of funds by LifeScan in addition to those already contemplated by this Agreement, LifeScan shall have the right to make the decision; and (ii) with respect to all matters not covered by clause (i), the matter shall be resolved pursuant to the provisions of clause 20 of this Agreement.
Part 2: Products

5	Supply of Products

5.1	Supply of Initial Products
(a)	UBS will supply LifeScan or its designates with Initial Products in accordance with and subject to the terms of this Agreement.

(b)	Except for binding orders placed in accordance with clause 7.1(c), LifeScan is not obligated to obtain supply of the Initial Products or any other Products exclusively, or at all, from UBS. Further, LifeScan shall have the right to obtain supply of the Initial Products or any other Products solely from its own manufacturing facilities or from any Affiliate or third party supplier at any time.
5.2	Supply of Other Products
(a)	From time to time the parties may agree that UBS will develop and / or manufacture and supply additional Products to LifeScan. For purposes of clarification, the Joint Steering Committee would agree on additional products, cost recovery and success fees based on milestones achieved. In each such event, the parties shall enter into a Product Addendum.

(b)	Each Product Addendum, when executed will be attached to this Agreement and form part of and be subject to the terms of this Agreement.

(c)	During the term of each Product Addendum, UBS will manufacture and supply to LifeScan the Products specified in that Product Addendum in accordance with and subject to the terms of this Agreement.

(d)	In the event of a conflict between the terms of this Agreement and the terms of any Product Addendum, the terms of this Agreement will prevail, except to the extent that the applicable Product Addendum expressly and specifically states an intention to supersede this Agreement on a specific matter.

(e)	If a Product Addendum provides for the amendment of a term of this Agreement, that amendment will be effective only in relation to that Product Addendum and, unless expressly specified to the contrary in the Product Addendum, will not otherwise amend this Agreement or operate in relation to any other Product Addendum or Services Addendum.
6	Purchase Price of Initial Products

6.1	Interim Costing Period

During the Interim Costing Period, LifeScan must pay to UBS in respect of each Initial Product supplied by UBS to LifeScan or any of its designates:
(a)	* [REDACTED]; and

(b)	* [REDACTED]
UBS shall use its best efforts to minimize the amount of * [REDACTED] during the Interim Costing Period. In no event shall the aggregate amount due under clause 6.1(a) above for all Initial Products supplied in a given Quarter exceed
*[REDACTED]. LifeScan acknowledges and agrees that it has requested UBS to obtain raw materials components known as enzymes and vials at its expense and they shall not be included in the above cap and further provided that UBS is permitted to include the cost of any enzyme and vials consumed in the manufacturing process in any invoice for Initial Product.

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

6.2	Post-Interim Costing Period
(a)	From the period beginning upon the end of the Interim Costing Period through the end of the then current Financial Year (Base Year), the standard cost of manufacturing an Initial Product to LifeScan shall be equal to the Base Year Standard Cost. For the avoidance of doubt, such Base Year Standard Cost excludes the cost of the enzymes and vials.

(b)	In June of each year, commencing with the Base Year the parties will meet and by July 1st (provided, that if the Base Year commences after June, then the parties shall meet as soon as reasonably possible):
(i)	agree upon the standard cost of Initial Product to apply for the following Financial Year (Agreed Standard Cost) taking into account: (A) all relevant costing and manufacturing information, which shall be supplied by UBS along with reasonable supporting data, (B) assuming a volume of Initial Products equal to LifeScan’s forecasted volume for such Financial Year; and (C) excluding the cost of the enzyme and vials; and

(ii)	compare the Agreed Standard Cost against the Base Year Standard Cost for the purposes of determining whether the Agreed Standard Cost is less than the Base Year Standard Cost, in which case the amount of the relevant difference is the Cost Savings Amount.
(c)	Subject to clauses 6.2(d) and 6.2(e), in respect of each Financial Year commencing with the Base Year, LifeScan must pay to UBS in respect of each Initial Product supplied by UBS to LifeScan an amount equal to:
(i)	the standard cost applicable for that year as determined in accordance with clause 6.2(a) or clause 6.2(b);

(ii)	plus an amount equal to * [REDACTED] of the portion of the standard cost of an Initial Product which is not attributable to the cost of Material Costs; and

(iii)	plus * [REDACTED] of the Cost Savings Amount if applicable.
LifeScan shall in addition pay to UBS an amount for enzymes and vials in accordance with clause 6.2(f).

(d)	The amount that LifeScan shall be obligated to pay UBS in aggregate for each Initial Product shall in no event exceed the Maximum Transfer Price plus the cost of enzyme and vials, provided, that if in any Quarter following the end of the Interim Costing Period, LifeScan orders less than 50 million Initial Products from UBS, clause 6.2(c) will not apply in respect of that Quarter and LifeScan will pay UBS for the relevant Initial Products in accordance with the costing methodology set out in clause 6.1.

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

(e)	If there are factors outside the reasonable control of UBS that adversely affect UBS’ ability to provide the Initial Product at a total cost that does not exceed the Maximum Transfer Price plus the cost of the enzyme and vials, the Joint Steering Committee will meet to consider a suspension or ongoing change to the Maximum Transfer Price. If the parties cannot reach Agreement then the provisions of clause 6.2(d) will apply and UBS may terminate this Agreement in accordance with clause 19.7(b) or such shorter period as may be agreed by the parties.

(f)	LifeScan acknowledges and agrees that it has requested UBS to obtain raw materials components known as enzymes and vials at its expense and that UBS is permitted to include the actual cost paid by UBS of any enzyme and vials consumed in the manufacturing process in any invoice for Initial Product. Such costs shall be excluded from the calculations of the Base Year Standard Cost, the Agreed Standard Cost and the Cost Savings Amount.

(g)	UBS shall invoice LifeScan for all payments due under this clause 6 with such frequency as is mutually acceptable to the parties. All payments under this clause 6 shall be payable by LifeScan within 45 days of receipt of an undisputed invoice in immediately available funds. LifeScan shall notify UBS promptly of any portion of an invoice it disputes and, subject to the then current capability of the Accounts Payable system of LifeScan, LifeScan shall pay the undisputed portion of such invoice while the dispute is being resolved.

(h)	In order to support timely invoice processing UBS shall use commercially reasonable efforts to ensure that: (i) the quantity of Products(s) shipped does not exceed the quantity of Products ordered pursuant to the relevant purchase order, (ii) the invoice sent by UBS to LifeScan reflects the correct LifeScan purchase order number to which it relates, (iii) the unit pricing on the invoices matches the unit pricing reflected on the purchase order to which it relates, and (iv) each invoice shall reflect no more than one purchase order number.

(i)	During the term of this Agreement, the parties agree to make all commercially reasonable efforts to achieve cost reductions in cooperation with one another through the continuous improvement of either party’s production, procurement and supply processes in addition to any other general improved efficiencies achieved by such party such as those based on labor efficiencies and volume provided to the extent LifeScan is utilizing the services of a third party vendor or contract manufacturer and is prohibited from sharing those cost reductions with UBS, then it shall not be required to do so. The foregoing notwithstanding, UBS shall in no event modify or substitute any materials, components or processes used in the production, procurement or supply of any Product without the prior written consent of LifeScan, which shall not be unreasonably withheld. No such change shall in any way affect the safety or quality of any Product, and all such changes shall conform to a QSR compliant change control process mutually agreed to by UBS and LifeScan.

(j)	UBS shall keep complete and accurate records in sufficient detail to evidence its costs and support for its invoices provided to LifeScan (the “Financial Records”). For the sole purpose of verifying amounts owed under such invoices, LifeScan (or its designated audit expert) shall have the right no more than one time each calendar year, at its own expense, to review the Financial Records for the preceding Quarters during the Term (other than those already reviewed in a prior audit) at the location(s) where the Financial Records are maintained by UBS upon thirty (30) days notice and during regular business hours. Results of such review shall be made available to UBS. Further, if the review reflects an overpayment to UBS, such overpayment shall be credited against the next payment due UBS. If the overpayment is greater than five percent (5%) of the amount that was otherwise due for a Quarter, UBS shall reimburse LifeScan for the costs of such review. If no further payments are due to UBS (e.g. due to termination of this Agreement), then UBS shall pay to LifeScan the amount of such overpayment within forty-five (45) days of LifeScan’s provision to UBS of the results of LifeScan’s review. If the review reflects an underpayment to UBS, such underpayment shall be remitted by LifeScan to UBS within forty-five (45) days.
7	Orders, Inventory and Delivery

7.1	Forecasts and orders
(a)	On a monthly basis during the Term, LifeScan will provide UBS with a rolling written forecast of LifeScan’s expected requirement for Products during the following 12 months; provided, the first month of such forecast shall be deemed binding on LifeScan and the balance of such written forecast shall be non binding. On a quarterly basis, UBS will provide LifeScan with details of its capacity limitations (the “UBS Capacity Limitation”). LifeScan agrees not to order quantities of Product greater than the UBS Capacity Limitation. For clarification purposes only, if there is a reduction in the UBS Capacity Limitation which LifeScan considers arbitrary and capricious, it shall be referred to the Joint Steering Committee for resolution.

(b)	LifeScan is permitted to change the second month of its next forecast by plus or minus 25% and change the third and fourth month of such forecast by plus or minus 50% subject to the UBS Capacity Limitation.

(c)	LifeScan will place any orders for the binding portion of any forecast given in accordance with clause 7.1(a) by written or electronic purchase order (or by such other means agreed to by the parties) to UBS, which will be placed in accordance with the lead-time requirements set out in clause 7.3. UBS acknowledges that LifeScan is not obligated to buy any specific amount of Products under this Agreement.

(d)	To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement will prevail.
7.2	Inventory
(a)	UBS will maintain inventories of Raw Materials sufficient for one month of LifeScan’s forecasted requirements. These quantities may be adjusted as agreed to by the Joint Steering Committee.

(b)	UBS will maintain inventory of the Products on a first-in, first-out basis.
7.3	Lead Time

UBS shall develop a supply chain system (e.g. KanBan levels, efficient processes) in cooperation with LifeScan and LifeScan authorized third parties that will allow, within the UBS Capacity Limitation, for a 30 day lead-time from a binding order until delivery.
7.4	Past Due Orders

UBS shall notify LifeScan immediately in the event that any delivery date with respect to any Products shall not be met. In the event of any such delay in the delivery of Products, UBS shall, at its own expense, use its commercially reasonable efforts to expedite the delivery of any past due order, including but not limited to approving overtime, premiums to component suppliers, the difference between regular freight and premium freight or air freight and any other measures which may be necessary or useful in timely fulfilling LifeScan’s orders for Products hereunder.

7.5	Delivery
(a)	Delivery and shipping terms for the Products will be FCA (Rowville, Victoria) (IncoTerms 2000), unless otherwise agreed to by the parties.

(b)	All shipments must be accompanied by a packing slip which describes the articles, states the purchase order number and shows the shipment’s destination. As required, UBS agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with LifeScan’s instructions.
7.6	Sub-Tier Component Supply Chain

UBS shall be responsible for management of sub-tier suppliers for the Products and the performance of their obligations.
(a)	Additionally, UBS shall provide a supply continuity plan for the Products manufactured by UBS to the Joint Steering Committee at least one hundred and eighty (180) days prior to the commercial launch of the Products or as soon as practicable prior to commercial launch.

(b)	Upon reasonable notice, UBS shall provide LifeScan with access to supplier specifications, documentation, quality process audit records, supplier contracts, scorecards and costing information.

(c)	UBS shall work with the key sub-tier suppliers for the products to put in place written supply agreements. Among other customary terms, UBS shall negotiate to include in such supply agreements:
(i)	No volume purchase commitments;

(ii)	Provisions to allow assignment of the supply Agreement and all attendant rights to LifeScan or its designee without supplier’s consent;

(iii)	Not less than 45 day payment terms; and

(iv)	Rights to terminate the contract at UBS’ (or its assignee’s) discretion upon no more than 6 months’ notice.
In the event UBS is unable to obtain the Agreement of a sub-tier supplier to (i)-(iv) above, then it shall notify LifeScan prior to signing the agreement with such supplier in order to permit LifeScan the ability to obtain the agreement of the supplier to such provision.
7.7	Packaging for Shipment

UBS will pack all Products ordered under this Agreement in a manner agreed by LifeScan as being suitable for shipment to the final destination and sufficient to enable the Products to withstand the effects of shipping, including handling during loading and unloading.

7.8	Quarterly Business Reviews

The operations teams of UBS and LifeScan will have Quarterly business reviews to discuss quality performance, delivery performance, cost and other elements as needed.

7.9	Capacity

UBS shall endeavour to provide, qualify, maintain and allocate to LifeScan sufficient capacity on a reasonable work and maintenance schedule to support at least 125% of LifeScan’s forecasted requirements. UBS shall review capacity versus total demand on at least a Quarterly basis and report findings to LifeScan’s management. UBS shall promptly notify LifeScan at any time the forecasted volume during the succeeding twelve (12) month period exceeds 75 percent of the manufacturing capacity.

7.10	Supply Risk

In consultation with LifeScan, UBS shall develop and execute a second sourcing strategy for key raw materials.

8	Defective Products

8.1	Disposition of defective Products

LifeScan shall within a reasonable time upon receipt of Product undertake a visual inspection for evidence of any damage to any shipping containers, vials or Product caused during transportation. Without prejudice to any other remedy which LifeScan may have, UBS will replace at its own cost and expense, including reimbursement of freight and disposition costs incurred by LifeScan, the Products that fail to comply with the Products Specifications at the time of delivery FCA Rowville or have any defects that were in existence at the time of delivery FCA Rowville. LifeScan will notify UBS of the existence and nature of any non-compliance or defect within a reasonable time and UBS (or its nominee) will have a reasonable opportunity, not to exceed 10 Business Days from receipt of notification, to inspect such defective Products and provide LifeScan with detailed written instructions to return or dispose of such defective Products. The Joint Steering Committee shall agree on a returned goods authorization process. LifeScan shall have no obligation to pay for any of the Products that are subject to such a claim of non-compliance or defect provided if there is any dispute regarding the claim it shall be handled in accordance with Section 8.2. If UBS fails to so inspect and instructs LifeScan as to the disposition of such defective Products, LifeScan may dispose of such defective Products as it sees fit and UBS shall:
(a)	reimburse LifeScan for all direct, out-of-pocket costs incurred by LifeScan in such disposition; and

(b)	replace such defective Products at its own cost and expense, within 45 days of any disposal of Product or resolution of a LifeScan claim.

8.2	Independent testing
(a)	If the parties disagree as to the Products’ conformance to the Products Specifications or whether the Products have such a defect, either party may deliver the Products to an independent third-party laboratory, mutually and reasonably acceptable to both parties, for analytical testing to determine whether the Products fail to comply with the Products Specifications at the time of delivery FCA Rowville or have any defects that were in existence at the time of delivery FCA Rowville. The parties agree to accept the results of such independent testing.

(b)	All costs associated with such third-party testing shall be at LifeScan’s expense unless the tested Products are deemed by such third-party to fail to comply with the Products Specifications at the time of delivery FCA Rowville or have any defects that were in existence at the time of delivery FCA Rowville, in which case all such costs, including reimbursement of freight and disposition costs, shall be promptly paid by UBS.

(c)	No inspection or testing of or payment for the Products by LifeScan or any third-party agent of LifeScan shall constitute acceptance by LifeScan thereof, nor shall any such inspection or testing be in lieu or substitution of any obligation of UBS for testing, inspection and quality control as provided in the Products Specifications or under applicable local, state, or federal laws, rules, regulations, standards, codes or statutes.

8.3	Corrective action
(a)	In the event any Governmental Authority having jurisdiction shall request or order, or if LifeScan shall determine that it is required to undertake, any corrective action with respect to any of the Products, including any recall, corrective action or field action, and the cause or basis of such recall or action to the extent it is attributable to:
(i)	a breach by UBS of any of its warranties, representations, obligations or covenants contained in this Agreement; or

(ii)	the negligence or wilful misconduct of UBS,
then UBS shall be liable, and will reimburse LifeScan for the reasonable costs of such action.

(b)	For the avoidance of doubt, the costs of such recall or action payable by UBS shall only include the reasonable direct costs actually expended by LifeScan in connection with such recall or action of Products manufactured by UBS and shall not include any consequential, punitive, exemplary, or multiplied damages. To the extent more than one party is manufacturing Product and it is difficult to identify the specific Product manufactured by UBS, then UBS shall only be responsible for the proportion of Product it manufactured out of the total amount of Product Sold by LifeScan in the prior Financial Year.
9	Inspection

9.1	Rights of Inspection

LifeScan will have the right (directly or through an agent), upon reasonable notice to UBS and during regular business hours, to inspect and audit the facilities being used by UBS for production and storage of the Products to assure compliance by UBS (and will use reasonable efforts to cause its suppliers) with all applicable rules and regulations and with other provisions of this Agreement.

9.2	Obligations to rectify

UBS will within 30 days remedy or cause the remedy of any deficiencies which may be noted in any such audit of UBS by LifeScan under clause 9.1 or, if any such deficiencies can not reasonably be remedied within such 30 day period, present to LifeScan a written plan to remedy such deficiencies as soon as possible. The failure by UBS to remedy or cause the remedy of any such deficiencies within such 30 day period or to present such a plan within such 30 day period and then use its best efforts to remedy or cause the remedy of such deficiencies in accordance with such written plan, as the case may be, shall be deemed a material breach of this Agreement.

9.3	Acknowledgment

UBS acknowledges that the provisions of this clause 9 granting LifeScan certain audit rights shall in no way relieve UBS of any of its obligations under this Agreement, nor shall such provisions require LifeScan to conduct any such audits.

Part 3: Services

10	Provision of Services

10.1	Supply of Initial Services

UBS has been supplying the Initial Services. After the Effective Date, UBS will continue to supply the Initial Services to LifeScan in accordance with Schedule 2 and in accordance with and subject to the terms of this Agreement.

10.2	Supply of other Services
(a)	From time to time the parties may agree that UBS will provide Services to LifeScan. For purposes of clarification, the Joint Steering Committee would agree on other Services, cost recovery and success fees based on milestones achieved. An example of further Services would be a request from LifeScan to create an additional manufacturing line in a LifeScan Manufacturing facility including payment of the reasonable costs of UBS and a reasonable success fee for qualification of the line. In each such event, the parties shall enter into a Services Addendum.

(b)	During the term of each Services Addendum, UBS will supply the Services specified in the applicable Services Addendum to LifeScan.

(c)	Each Services Addendum, when executed will be attached to this Agreement and form part of and be subject to the terms of this Agreement.

(d)	In the event of a conflict between the terms of this Agreement and the terms of any Services Addendum, the terms of this Agreement will prevail, except to the extent that the applicable Services Addendum expressly and specifically states an intention to supersede this Agreement on a specific matter.

(e)	If a Services Addendum provides for the amendment of a term of this Agreement, that amendment will be effective only in relation to that Services Addendum and, unless expressly specified to the contrary in the Services Addendum, will not otherwise amend this Agreement or operate in relation to any other Services Addendum or Product Addendum.
10.3	Manner of performing the Services

UBS must provide the Services:
(a)	with due care and skill and in a timely manner;

(b)	in a proper and efficient manner using that standard of skill, diligence, and prudence that would reasonably be expected from a prudent and experienced provider of services similar to the Services;

(c)	in compliance with all laws, regulations and standards with which UBS is legally required to comply; and

(d)	in compliance with all policies of LifeScan applicable to its business partners, of which it has been advised ahead of time in this Agreement or the Services Addendum.
11	Fees

11.1	Quarterly Service Fee
(a)	In consideration of the provision by UBS of Initial Services, LifeScan or its designee will pay to UBS:
(i)	a service fee each Quarter (the “Quarterly Service Fee”) calculated in accordance with the remainder of this clause 11.1; and

(ii)	upon achievement of a Milestone described in clause 11.2, the corresponding Milestone Amount.
(b)	The Quarterly Service Fee will be calculated as follows:
(i)	for the first * [REDACTED] Covered Products Sold by LifeScan or its Affiliates to third parties during any Financial Year: * [REDACTED] per Covered Product;

(ii)	for any Covered Products Sold by LifeScan and its Affiliates to third parties in excess of * [REDACTED] per Covered Product.
For the avoidance of doubt, it is acknowledged the value of the initial service to LifeScan is not easily quantifiable and will fluctuate during the Term and the parties consider it best handled by a Quarterly Services Fee. Therefore, the Quarterly Service Fee will be payable regardless of who manufactures the Covered Products provided any Covered Products that have been provided to third parties as free samples or for testing purposes (including clinical trials) shall not be counted as “Sold” for purposes of calculating the Quarterly Service Fee.

For the further avoidance of doubt, the calculation of the amount of Covered Products Sold shall begin at zero each Financial Year. The Quarterly Service Fee shall apply during the Interim Costing Period.

(c)	Within 30 Business Days, of the end of each Quarter (or such lesser time subject to the then current capabilities of LifeScan), LifeScan will deliver to UBS a written statement setting forth:
(i)	the number of Covered Products Sold during the previous Quarter; and

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

(ii)	the calculation of the Quarterly Service Fee owed in respect of such Quarter.
(d)	Following receipt of the written statement from LifeScan pursuant to clause 11.1(c), UBS will provide to LifeScan an invoice for the Quarterly Service Fee amount reflected on LifeScan’s statement. LifeScan shall pay such invoice within forty-five (45) days of receipt.
11.2	Milestones
(a)	LifeScan shall pay to UBS an amount corresponding to the relevant Milestone below (the “Milestone Amount”) within 45 days of the relevant Milestone being achieved in each of the following countries:
(i)	* [REDACTED];

(ii)	* [REDACTED]; and

(iii)	* [REDACTED].
Each Milestone Amount shall only be paid once.
11.3	Lump Sum Service Fee
(a)	At any time before the Fee Conversion Reference Date, if LifeScan has not Sold Covered Products within two years from the Effective Date or ceases selling all Covered Products for eighteen months, LifeScan may, at its option, give notice of conversion of the Quarterly Service Fee to a one time lump sum fee of * [REDACTED] (Lump Sum Service Fee — A).

(b)	If such Notice is given pursuant to clause 11.3(a):
(i)	LifeScan’s obligations to pay Quarterly Service Fees will permanently cease at the end of the Quarter in which such notice was given; and

(ii)	the Lump Sum Service Fee — A must be paid by LifeScan within thirty (30) days of the end of the Quarter in which such notice was given.
(c)	At any time after the Fee Conversion Reference Date, LifeScan may, at its option, give notice of conversion of the Quarterly Service Fee to UBS. After delivery of the notice of conversion to UBS, LifeScan shall only be required to pay the Quarterly Service Fee for the remainder of the Financial Year in which the notice of conversion was delivered to UBS. Promptly after the end of that Financial Year, LifeScan will calculate and pay within forty-five (45) days a one time lump sum fee (Lump Sum Service Fee — B) to be calculated by multiplying the total of the Quarterly Service Fee for the relevant Financial Year in which notice of conversion is given by the multiplier for such Financial Year as identified below:
(i)	* [REDACTED];

(ii)	* [REDACTED];

(iii)	* [REDACTED];

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

(iv)	* [REDACTED];

(v)	* [REDACTED];

(vi)	* [REDACTED]; and

(vii)	* [REDACTED].
11.4	Audit Rights

For the sole purpose of verifying amounts owed under this clause 11, UBS (or its designated audit expert) shall have the right no more than one time each Financial Year, at its own expense, to review the Financial Records for the preceding Quarters during the Term (other than those already reviewed in a prior audit) at the location(s) where the Financial Records are maintained by LifeScan upon thirty (30) days notice and during regular business hours. Results of such review shall be made available to LifeScan. Further, if the review reflects an overpayment to UBS, such overpayment shall be deducted from the next payment due to UBS. If the review reflects an underpayment to UBS, such underpayment shall be remitted by LifeScan to UBS within forty-five (45) days. If the underpayment is greater than five percent (5%) of the amount that was otherwise due for a Quarter, LifeScan shall reimburse UBS for the costs of such review. If no further payments are due to UBS (e.g. due to termination of this Agreement), then LifeScan shall pay to UBS the amount of such underpayment within forty-five (45) days of UBS’ provision to LifeScan of the results of UBS’ review.
12	Manufacturing Process Information and Other Intellectual Property

As part of the Services to be provided by UBS to LifeScan, UBS undertakes to comply with the following provisions:
(a)	Upon LifeScan’s request, UBS will provide LifeScan with a detailed written description of UBS’ process for the manufacture of the Products, including all underlying know-how relevant to the process and improvements thereto (collectively the Process), in sufficiently clear and detailed terms in a format mutually agreed by the parties so it can be readily followed to make the Products in the manner UBS considers most efficient.

(b)	If UBS alters, modifies or changes the Process, UBS will promptly amend the description to include such alteration, modification or change.

(c)	In addition to all the rights and licenses granted under the Development Agreement and License Agreement, UBS acknowledges and agrees that all rights to all inventions, improvements, discovery, trade secret, know-how, concept, idea and copyrightable works (including derivatives of UBS’ pre-existing copyrighted works) and the like created by UBS, its Affiliates or their officers, employers, and agents in and to the Process, Products, Initial Meters and improvements thereto (Agreement Intellectual Property Rights) will be owned by LifeScan and, if created

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

under this Agreement, will vest in LifeScan immediately upon creation. UBS will, and will procure that its Affiliates, officers, employees and agents who have created any Agreement Intellectual Property Rights, execute an assignment in favour of LifeScan and any other documents reasonably requested by LifeScan. LifeScan hereby grants to UBS a non-revocable, worldwide, royalty-free, exclusive license, with the right to sub-license to make, have made, use and sell under and exploit in any way all rights in and to the Agreement Intellectual Property Rights outside LifeScan’s Field (as defined in the License Agreement).

(d)	UBS will allow LifeScan (or its designee) access to UBS’ premises to observe and understand the Process.

(e)	At LifeScan’s request, UBS agrees to assist LifeScan in the implementation of manufacturing capacity at a location of LifeScan’s choosing by entering into a Services Addendum. Assistance may include but not be limited to: procurement and commissioning of manufacturing equipment and processes, training for engineers, operators and other production support personnel and other activities required to produce Product. LifeScan agrees to pay UBS for its reasonable costs (approved in advance by LifeScan) incurred in connection with the implementation of this capacity and may include a success fee payable upon an agreed milestone.
Part 4: Further Provisions

13	Sundry Obligations of UBS

13.1	Records

UBS will keep and maintain proper records of the Products and Services provided to LifeScan. LifeScan may, upon reasonable prior notice, inspect such records at any time.

13.2	Reports

The Joint Steering Committee will agree on any reports and the format they should be in. For example only, such reports may include monthly report setting out details of:
(a)	all Products and Services supplied during the preceding month; and

(b)	all Raw Materials, work-in-progress and finished goods held by UBS.
13.3	Equipment
(a)	UBS will provide equipment for the manufacture of strips to go into vials with a minimum capacity of * [REDACTED] strips per year (the “Original Line”) in Rowville, Victoria.

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

(b)	The Joint Steering Committee will determine whether additional equipment is required for the Original Line or for additional lines and which party is responsible for paying for such equipment.
13.4	Insurance

UBS must use reasonable commercial efforts to obtain and maintain for the duration of this Agreement the insurances set forth in Appendix G:

14	Restrictions on UBS and UBI activities
(a)	During the Term of this Agreement, neither UBS nor UBI will, directly or indirectly, provide consultancy, advisory or other services to any third party in relation to:
(i)	the measurement of analytes for purposes of diagnosing, managing, monitoring, prognosticating, treating or curing diabetes;

(ii)	the collection and/or analysis of data for the purpose of diabetes management; or

(iii)	the delivery of one or more therapeutic agents for the purpose of treating or managing abnormal glucose metabolism, including, without limitation, the delivery of insulin, insulin analogs, Glucagon-like proteins/peptides (GLPs), analogs of GLPs or GLP like hormones; or

(iv)	the measurement of glucose in humans for any purpose, including, without limitation, tight glycemic control, (clauses (i)-(iv) being collectively, Restricted Purposes).
(b)	UBS and UBI acknowledge and agree that, other than the licenses expressly granted under this Agreement, the Development Agreement and the License Agreement, neither UBS nor UBI has any rights in any intellectual property owned by LifeScan or its Affiliates, including, without limitation, any intellectual property assigned to LifeScan under this Agreement, the Development Agreement or the License Agreement.
15	Representations and warranties

15.1	UBS Warranties

UBS represents, warrants and covenants to LifeScan that:
(a)	all Products supplied in connection with this Agreement will be:
(i)	of merchantable quality;

(ii)	fit for the purpose intended by this Agreement;

(iii)	free from defects in material and workmanship; and

(iv)	manufactured and provided in accordance with the relevant Product Specifications and in compliance with this Agreement;

Notwithstanding the above, UBS shall not be responsible for any breach of these warranties arising as a result of acts or omissions after delivery FCA Rowville.

(b)	it will comply with all applicable present and future laws, statutes, ordinances and regulations and requirements of any applicable Government Authority relating to:
(i)	the design, manufacture and supply of the Products provided under this Agreement; and

(ii)	the Services provided under this Agreement;
(c)	the provision of the Products and Services to LifeScan by UBS will not involve the misappropriation of confidential information or trade secrets of any third party by UBS or its agents; and

(d)	it and its Affiliates and each of their respective directors, officers, employees, agents and contractors who will provide the Products and or the Services have the requisite skill, knowledge and expertise to provide the Products and the Services in accordance with the provisions of this Agreement.
15.2	Execution and performance of agreement

UBS and LifeScan each represents and warrants to the other that:
(a)	it is a corporation or company duly organised, validly existing and registered under the laws of its place of incorporation;

(b)	it has full right, power and authority to enter into and perform its obligations under this Agreement; and

(c)	the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which such party or any of its Affiliates is a party or by which it is bound.
15.3	EXCLUSION OF OTHER WARRANTIES

EXCEPT AS SET FORTH ABOVE, THE PARTIES TO THIS AGREEMENT MAKE NO OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESSED OR IMPLIED, WRITTEN OR ORAL, STATUTORY OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IN RESPECT OF THE PRODUCTS OR ANY WARRANTIES ARISING FROM COUSE OF DEALING OR USAGE OF TRADE AND THE PARTIES FURTHER AGREE THAT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ANY CONDITIONS OR WARRANTIES IMPOSED BY LEGISLATION OR STATUTE ARE HEREBY EXCLUDED.

16	Compliance

16.1	Compliance with certain laws

In the performance of its obligations under this Agreement, UBS agrees to comply with, and to cause its officers, employees, agents and contractors to comply with, the applicable provisions of all applicable laws, rules and regulations in force from time to time including all such legal requirements:
(a)	prohibiting discrimination against any employee or applicant for employment because of race, colour, religion, sex or national origin;

(b)	prohibiting discrimination against any employee or applicant for employment because of physical or mental handicap;

(c)	establishing fair or minimum standards for workers; and

(d)	the Trade Practices Act (Cth) 1974, the Therapeutic Goods Act (Cth) 1989, the Therapeutic Goods (Charges) Act 1989 and the Therapeutic Goods Amendment (Medical Devices) Act (Cth) 2002.
16.2	Compliance with Policy on the Employment of Young Persons
(a)	UBS warrants that it and each of its officers have read and understand the Johnson & Johnson Policy on the Employment of Young Persons attached hereto as Appendix D (Policy).

(b)	In the manufacture and supply of all the Products hereunder, UBS will employ young persons only as permitted by the Policy.

(c)	UBS will permit representatives of LifeScan to enter UBS’ premises at any reasonable time, and UBS will ensure that representatives of LifeScan will be permitted to enter the premises of any subcontractor involved in the manufacture or supply of any of the Products at any reasonable time, in order to inspect relevant employment, health and safety records and to observe the manufacturing process.

(d)	UBS will maintain the records necessary to demonstrate compliance with the Policy and will provide to LifeScan, upon LifeScan’s request, a written certification of such compliance annually during the term of this Agreement.

(e)	If UBS fails to comply with this clause 16.2, then it shall be deemed a material breach of this Agreement by UBS.
16.3	Standards for Responsible External Manufacturing
(a)	UBS and its officers have read and understand the Johnson & Johnson Standards for Responsible External Manufacturing (Standards) in effect as of the Effective Date and set out in Appendix J.

(b)	LifeScan will have the right to audit UBS to determine compliance with the Standards in accordance with the provisions of clause 9.

(c)	UBS will maintain the records necessary to demonstrate compliance with the Standards and shall provide to LifeScan, upon LifeScan’s request, a written certification of such compliance annually during the Term of this Agreement.

(d)	If UBS fails to comply with this clause 16.3, then it shall be deemed a material breach of this Agreement by UBS.
16.4	Files and Work papers
(a)	All papers or electronic records, files, documents, work papers and other information in any form, whether marked “confidential” or not, provided by LifeScan, its employees, agents or affiliates pursuant to this Agreement (LifeScan Files and Work Papers) will remain the exclusive property of LifeScan.

(b)	UBS and its subcontractors and agents will use LifeScan Files and Work Papers only for purposes of performing UBS’ obligations under this Agreement.

(c)	LifeScan Files and Work Papers must be maintained in a manner that prevents their intentional or accidental disclosure to other clients of UBS.

(d)	LifeScan Files and Work Papers will be kept in UBS’ possession only so long as it serves a necessary business purpose, the Services are ongoing and, in no case, longer than 30 days after the termination of this Agreement, unless otherwise agreed to in writing by an authorised agent of LifeScan.

(e)	Upon 30 days after the termination of this Agreement, all LifeScan Files and Work Papers in the possession, custody or control of UBS, or its subcontractors and agents, will be returned to LifeScan unless directed otherwise by LifeScan. Thereafter, no copies are to be made or retained by UBS.

(f)	UBS must promptly notify LifeScan prior to the production of subpoenaed LifeScan Files and Work Papers.

(g)	Notwithstanding the above requirements, UBS may maintain records to the extent required by applicable statute, regulation or other law and UBS’ counsel may retain one copy of LifeScan Files and Work Papers for its records.
16.5	Compliance with Environment, Safety And Industrial Hygiene

With respect to all environmental, safety and industrial hygiene matters related to UBS’ activities under this Agreement, UBS will:
(a)	inform LifeScan promptly of any significant adverse event (e.g., fires, explosions, accidental discharges);

(b)	inform LifeScan promptly of any allegations or findings of violations of applicable laws or regulations;

(c)	allow LifeScan to inspect UBS’ facilities, such inspections to be at reasonable times and upon reasonable notice; and

(d)	implement promptly any corrective action which may be reasonably requested by LifeScan, including (without limitation) adhering to reasonable and significant elements of the environmental, safety and industrial hygiene program adhered to by LifeScan in its own operations.
17	Quality Agreement

The parties shall enter into the Quality Agreement attached hereto as Appendix E.

18	Indemnities

18.1	UBS indemnity

UBS shall indemnify and hold harmless LifeScan, its Affiliates and each of their respective officers, directors, employees and agents from and against any and all Losses that may be sustained, suffered or incurred by such indemnified parties in connection with a third party claim arising from or related to:
(a)	a material breach by UBS or UBI of any warranty, representation, covenant or agreement made by UBS or UBI in this Agreement;

(b)	the failure of any Product supplied by UBS to comply with the relevant Product Specifications;

(c)	the negligence or wilful misconduct of UBS, UBI or their Affiliates pursuant to this Agreement; or

(d)	the: (i) design; (ii) validation; or (iii) manufacture of the Products by UBS, including the presence of any defects or hidden defects in the Products except where UBS was acting at the express written direction of LifeScan;
provided that UBS will not be liable for any Losses to the extent that they arise from (i) the negligence or wilful misconduct of LifeScan or its Affiliates or (ii) any breach by LifeScan of any warranty, representation, covenant or agreement made by LifeScan in this Agreement; and further provided notwithstanding any other provision of this Agreement, the obligation of UBS to indemnify LifeScan under this clause 18.1 shall terminate immediately upon termination of this Agreement other than with respect to matters where prior to the date of termination the indemnification procedures in clause 18.3 had already commenced.

18.2	Indemnification by LifeScan

LifeScan shall indemnify and hold harmless UBS and its Affiliates and each of their respective officers, directors, employees and agents from and against any and all Losses that may be sustained, suffered or incurred by such indemnified parties in connection with a third party claim arising from or related to:
(a)	a material breach by LifeScan of any warranty, representation, covenant or agreement made by LifeScan in this Agreement;

(b)	the negligence or wilful misconduct of LifeScan or its Affiliates pursuant to the Agreement;

(c)	the (i) design of any meter (ii) validation of any meter (iii) manufacture of any meter or (iv) sale of any meter, including any defects or hidden defects resulting therefrom; or

(d)	any claims that the Products and/or meter infringes or violates the intellectual property rights of any third party in the Territory;
provided, that LifeScan will not be liable for any Losses to the extent that they arise from (i) the negligence or wilful misconduct of UBS or its Affiliates or (ii) any breach by UBS or UBI of any warranty, representation, covenant or agreement made by UBS or UBI in this agreement.

18.3	Indemnification procedures

Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an Indemnity Claim) under this clause 18. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the right to control the defense of such claim, subject to the indemnified party’s ability to participate in the defense at its own expense with its own counsel or to control the proceedings if the indemnifying party is unable or unwilling to do so. The indemnifying party shall not have the right to settle any claim without the indemnified party’s written consent; provided, that the indemnifying party shall have the right to settle such a claim without consent if (i) the settlement involves only the payment of money damages and does not involve any equitable relief or any conditions that could adversely affect the business of the indemnified party in any manner and (ii) the settlement includes a complete release of the indemnified party from such claim.

18.4	Other Product Liability Claims

In the case of any claim received by UBS from a third party for Losses related to personal injury or damage to property due to the use of any Product that is not subject to an indemnification obligation by UBS under clause 18.1, then UBS shall promptly notify LifeScan. LifeScan shall have the right to control the defense of such claim and have the right to settle any claim without UBS’ written consent.

18.5	Limitation of Liability

NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT, THE PARTIES AGREE THAT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT OR IN RESPECT OF ANY OF THE APPLICABLE PRODUCTS OR SERVICES.

19	Term and Termination

19.1	Term

This Agreement commences on the Effective Date of signing and continues until terminated in accordance with this clause 19.

19.2	Termination for breach

Either party may terminate this Agreement (without payment of any penalty or fee) with immediate effect by written notice to the other party if the other party is in material breach of a term of this Agreement and the material breach is not remedied within 90 days of written notice requiring it to do so.

19.3	Termination for insolvency and bankruptcy

LifeScan may terminate this Agreement (without payment of any penalty or fee) with immediate effect by written notice to UBS if UBS undergoes an Insolvency Event or UBI undergoes a Bankruptcy Event. UBS may terminate this Agreement (without payment of any penalty or fee) with immediate effect by written notice to LifeScan if LifeScan undergoes a Bankruptcy Event.

19.4	Termination for change of control

LifeScan may terminate this Agreement (without payment of any penalty or fee) upon thirty (30) days prior written notice if UBS or UBI undergoes a Change of Control. Notwithstanding the above, LifeScan shall not have a right to terminate this Agreement in accordance with the preceding sentence if (i) the LifeScan Manufacturing Line Date has occurred and (ii) UBS or UBI, as the case may be, are not being acquired by a third party that makes products that compete with the Initial Product.

19.5	Regulatory termination

LifeScan may terminate this Agreement (without payment of any penalty or fee) on thirty (30) days prior written notice if LifeScan is prohibited from selling all Covered Products by a competent regulatory authority or is otherwise unable to sell Product(s) due to regulatory or legal constraints in the major markets in the Territory.

19.6	Additional LifeScan termination rights
(a)	LifeScan may terminate this Agreement (without payment of any penalty or fee) upon thirty (30) days prior written notice of its reasonable determination that the Initial Product is not an approvable product.

(b)	Prior to the Fee Conversion Reference Date, LifeScan may terminate this Agreement without cause upon prior written notice after payment of Lump Sum Service Fee — A to UBS in accordance with clause 11.3(a).

(c)	After the Fee Conversion Reference Date, LifeScan may terminate this Agreement without cause upon 12 months prior written notice to UBS and in addition pay the Lump Sum Service Fee — B to UBS in accordance with clause 11.3(c).

19.7	Additional UBS termination rights

UBS may terminate this Agreement by providing two years prior written notice to LifeScan (or such other period as may be agreed between the parties) if:
(a)	the Lump Sum Services Fee — A or the Lump Sum Services Fee — B has been paid to UBS in which case LifeScan and UBS will negotiate a new transfer price for the relevant Covered Products provided any failure to reach agreement will be handled in accordance with clause 20; or

(b)	the parties fail to reach agreement in relation to any suspension or change to the Maximum Transfer Price as contemplated by clause 6.2(e).
For the avoidance of doubt, UBS agrees that during the pendency of such two-year notice period prior to termination, it shall fully perform its obligations under this Agreement.

19.8	Consequences of termination
(a)	If LifeScan terminates this Agreement under clause 19.6(b) or (c), it will pay the amount specified in Appendix H:

(b)	In the event of termination of this Agreement due to UBS’ breach pursuant to clause 19.2 UBS acknowledges and agrees LifeScan shall have the option to require UBS to provide all the manufacturing assistance services listed in clause 12(e) to enable LifeScan promptly to put in place LifeScan’s own qualified manufacturing line it being understood (i) LifeScan shall at its expense acquire any equipment it requires for such line and (ii) such assistance shall be at the reasonable expense of UBS.

(c)	In the event of termination of this Agreement by LifeScan (other than for UBS’ breach pursuant to clause 19.2), LifeScan shall purchase at book value all inventory of Products or components of Products, in each case relating solely to Products that have been ordered by LifeScan and solely to the extent that such inventory is saleable and in compliance with the applicable Product Specifications (Qualified Inventory); provided that, LifeScan shall not be obligated to pay for more than a six month supply (determined on the basis of orders submitted by LifeScan in the course of the six months preceding termination) of such inventory and components.

(d)	In the event of termination of this Agreement by LifeScan for UBS’ breach pursuant to clause 19.2 or termination of this Agreement by UBS, LifeScan shall have the option to purchase at book value all or any portion of the Qualified Inventory.

(e)	Termination of this Agreement for any reason shall not release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive such termination.

(f)	Upon termination of this Agreement, UBS shall transfer to LifeScan in an orderly and prompt fashion all records and data relating to the Products, including the device master record, device history record, design history file and all product inquiry records, and such records and data shall be the property of LifeScan. UBS shall also cooperate with LifeScan to achieve an orderly transition of the manufacturing operations for the Products to LifeScan or its designee.
20	Dispute Resolution

20.1	Mediation
(a)	Any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, shall, before submission to mediation or arbitration, first be submitted for resolution to the Joint Steering Committee in accordance with clause 4.3(c). If the dispute is not resolved in accordance with that clause, it will then be mediated through non-binding mediation in accordance with The CPR Mediation Procedure then in effect of the International Institute for Conflict Prevention and Resolution (CPR) available at www.cpradr.org/m_proced.htm, except where that procedure conflicts with these provisions, in which case these provisions control. The mediation shall be conducted in New York City, Borough of Manhattan and shall be attended by a senior executive with authority to resolve the dispute from each of the parties.

(b)	The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as JAMS or CPR.

(c)	The parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within 10 days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the parties with a list of at least 15 names from the CPR Panels of Distinguished Neutrals. Each party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within 5 working days of receiving the CPR list. The parties may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking.

(d)	The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 45 days after initiation. Under no circumstances may the commencement of arbitration under clause 20.2 be delayed more than 45 days by the mediation process specified herein absent contrary agreement of the parties.

(e)	Each party agrees not to use the period or pendency of the mediation to disadvantage the other party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

(f)	Each party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.
20.2	Arbitration
(a)	Any dispute, claim or controversy not resolved in accordance with Clause 20.1, will be submitted for resolution to arbitration pursuant to the rules then pertaining of the International Institute for Conflict Prevention and Resolution for Non-Administered Arbitration (available at http://www.cpradr.org/arb-intro.asp?M=9.3), or successor (CPR), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in New York City, Borough of Manhattan.

(b)	The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be impartial and independent of the parties and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes (available at http://www.adr.org/EthicsAndStandards).

(c)	The parties agree to cooperate (1) to attempt to select the arbitrator(s) by agreement within 45 days of initiation of the arbitration, including jointly interviewing the final candidates, (2) to meet with the arbitrator(s) within 45 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearings.

(d)	In the event the parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the parties with a list of no less than 25 proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above. Within 25 days of receiving such list, the parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.

(e)	In the event the parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in paragraph c above, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the paragraph c schedule. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the paragraph c schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the parties, allow more than a total of ten days for the hearing or permit either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than 20 individual requests for documents, including subparts, or 20 individual requests for admission or interrogatories, including subparts. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

(f)	The arbitrator(s) must render their award by application of the substantive law of the State of New York and are not free to apply “amiable compositeur” or “natural justice and equity.” The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. To the extent possible, the arbitration hearings and award will be maintained in confidence.

(g)	In the event the panel’s award exceeds $5 million in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the Appeal Arbitrator) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within seven working days, pursuant to the selection procedures specified in paragraph d above. If CPR cannot provide such services, the parties will together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five days following oral argument as provided in paragraph h. Any such review must be initiated within thirty (30) days following the rendering of the award referenced in f above.

(h)	The Appeal Arbitrator will make the same review of the arbitration panel’s ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings. The Appeal Arbitrator will consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties, opening and reply briefs of the party pursuing the review, and the answering brief of the opposing party, plus a total of no more than four (4) hours of oral argument evenly divided between the parties. The party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred thirty (130) days, respectively, following the date of the award under review, whereas the opposing party must submit its responsive brief within one hundred ten (110) days of that date. Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument. That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

(i)	The parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.

(j)	Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(k)	Each party hereto waives its right to trial of any issue by jury.

(l)	Each party hereto waives any claim to punitive, exemplary or multiplied damages from the other.

(m)	Each party hereto waives any claim of consequential damages from the other.

(n)	Each party hereto waives any claim for attorneys’ fees and costs and prejudgment interest from the other.

21	Confidentiality and public announcements

21.1	Non-disclosure

Each party must keep all Confidential Information of the other party confidential in the same manner that it applies to its own confidential information and must not use that Confidential Information except as necessary for the purposes of this Agreement or to exercise rights and obligations under this Agreement, the License Agreement or the Development Agreement. Confidential Information received by a party may also be disclosed or revealed to employees of that party or employees of its Affiliates who are under an obligation to keep confidential proprietary information, or to a party’s contractors, suppliers, consultants, advisors or customers under a similar obligation of confidentiality. Nothing herein is intended to prevent a party using confidential Information for purposes of seeking a patent application, or seeking or maintaining regulatory approvals of a Product or for regulatory compliance.

21.2	Exceptions

Each party’s obligations under clause 21.1 do not apply to any information which:
(a)	is known to the receiving party prior to being received from the disclosing party, as established by its written records;

(b)	is or, without fault of the receiving party becomes, publicly known;

(c)	is received by either party from a third party without an obligation of confidence and having a right to disclose the same;

(d)	is developed by the receiving party independent of any disclosure of Information hereunder, as established by its written records; or

(e)	is required to comply with a court or administrative subpoena or order, provided the receiving party, where reasonably practicable, gives the other timely notice of the contemplated disclosure and provides the disclosing party the opportunity to intervene to preserve the confidentiality of the Confidential Information.

(f)	is required to be disclosed by law or the listing rules of a recognized stock exchange, provided the party using this exception shall have given, to the extent reasonably possible, not less than two calendar days prior notice to the other party to seek confidential treatment for any required disclosure.
21.3	Public Announcements

The parties hereto covenant and agree that, except as provided for herein below, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law or the listing rules of a recognised stock exchange by which it is bound, to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. UBS shall not use the name of LifeScan or the name of any of LifeScan’s Affiliates for advertising or promotional purposes without the prior written consent of LifeScan. In furtherance of the foregoing, UBS shall not originate any publicity or other announcement, written or oral, whether to the public, the press, the trade, LifeScan’s or UBS’ customers or otherwise, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of LifeScan. Notwithstanding the above, it is contemplated by the parties that UBS may issue an announcement on or after the Effective Date and a redacted form of the Agreement will be filed by UBI with the United States Securities and Exchange Commission.

22	Notices

22.1	General

A notice, demand, certification, process or other communication relating to this Agreement must be in writing in English and may be given by an agent of the sender.

22.2	How to give a communication

In addition to any other lawful means, a communication may be given by being:
(a)	personally delivered;

(b)	left at the party’s current address for notices;

(c)	sent to the party’s current address for notices by pre-paid international courier, ordinary mail or pre-paid airmail, as applicable; or

(d)	sent by fax to the party’s current fax number for notices.
Notwithstanding the above, any written notice actually received by a party shall be deemed sufficient for purposes of this clause.

22.3	Particulars for delivery of notices
(a)	The particulars for delivery of notices are initially:

LifeScan

Address:	1000 Gibraltar Drive, Milpitas, CA 95035-6312, USA

Fax:	1 408-942-3555

Attention:	Worldwide Vice President, Business Development

With a copy to:

Address:	Johnson & Johnson,
One Johnson & Johnson Plaza, New Brunswick, NJ 08933, USA

Fax:	1 732-524-2788

Attention:	Associate General Counsel, Medical Device & Diagnostics

UBI

Address:	1 Corporate Avenue,
Rowville, Victoria 3178

Fax:	61 3 9213 9099

Attention:	Chief Executive Officer

With a copy to:

Address:	Venable LLP,
8010 Towers Crescent Drive, Suite 300, Vienna, Virginia 22182, USA

Fax:	1 703-821-8949

Attention:	Elizabeth Hughes, Esq.
(b)	Each party may change its particulars for delivery of notices by notice to each other party.

UBS

Address:	1 Corporate Avenue,
Rowville, Victoria 3178
Australia

Fax:	61 3 9213 9099

Attention:	Chief Executive Officer

With a copy to:

Address:	PFM Legal,
Level 12, 117 York Street,
Sydney NSW 2000

Fax:	61 2 9267-8196

Attention:	Cameron Billingsley

(c)	Each party may change its particulars for delivery of notices by notice to each other party.
22.4	Communications by post or international courier

Subject to clause 22.6, a communication is given if posted or couriered:
(a)	within Australia to an Australian address, three Business Days after posting; or

(b)	in any other case using the post, ten Business Days after posting; or.

(c)	three business days after delivery to a recognized international courier.
22.5	Communications by fax

Subject to clause 22.6, a communication is given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

22.6	After hours communications

If a communication is given:
(a)	after 5.00 pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt, it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

22.7	Process service

Any process or other document relating to litigation, administrative or arbitral proceedings relating to this Agreement may be served by any method contemplated by this clause 22 or in accordance with any applicable law.

23	Force Majeure

23.1	Force Majeure Event
(a)	If either party is prevented from performing any of its obligations under this Agreement due to a Force Majeure Event, such non-performing party will not be liable for breach of this Agreement with respect to such non-performance to the extent any such non-performance is due to a Force Majeure Event.

(b)	Such non-performance will be excused for three months or as long as such event shall be continuing (whichever occurs sooner), provided that the non-performing party gives immediate written notice to the other party of the Force Majeure Event.

(c)	Such non-performing party must use all reasonable endeavours to remedy the Force Majeure Event and to resume performance of its affected obligations as soon as practicable.

23.2	Failure to supply
(a)	Notwithstanding the provisions of clause 23.1, in the event that UBS is unable or unwilling or fails to supply any of the Products in such quantities as LifeScan requests and in compliance with the required delivery periods and subject to the UBS Capacity Limitation (whether due to the occurrence of a Force Majeure Event or otherwise), then:
(i)	UBS will make available to LifeScan or its designee access to any technical and proprietary materials, information and techniques necessary or helpful for LifeScan to procure required raw materials or produce or arrange an alternative supplier of the Products; and

(ii)	UBS will provide advice and consultation at its facilities or the facilities of any alternate supplier of the Products.
(b)	Notwithstanding anything to the contrary contained in this Agreement, in the event that LifeScan shall make or have made the Products, pursuant to this clause 23.2, LifeScan will be permitted to disclose to any third party any Confidential Information as is reasonably necessary in connection with such activities (subject to such third party agreeing in writing to be bound by the terms of clause 21)

(c)	If LifeScan gives an order within the UBS Capacity Limitation and UBS has an inability, unwillingness or failure to supply Product which conforms with the applicable Product Specifications within the relevant delivery periods and this occurs more than three times in any Quarter (unless due to a Force Majeure Event), such inability, unwillingness or failure shall be deemed a material breach of this Agreement.
24	Guarantee

24.1	Guarantee and Indemnity

In consideration of LifeScan entering into this Agreement at the request of UBI (the receipt and good value of which is acknowledged by UBI), UBI irrevocably and unconditionally:
(a)	guarantees to LifeScan the due and punctual observance and performance of all the obligations of UBS under this Agreement (including any warranties, covenants and indemnities given in favour of LifeScan); provided that in the event this guarantee is enforced and UBI is obligated to performance such obligations, then in such event LifeScan hereby grants to UBI all of the same rights granted to UBS under this Agreement solely to enable UBI to perform its obligations in this Agreement;

(b)	without limiting clause 24.1(a), guarantees the due and punctual payment to LifeScan of all money due or which becomes due from UBS under this Agreement or arising out of breach by UBS of the terms, obligations, warranties and conditions contained in or implied in this Agreement; and

(c)	as a separate and independent principal obligation, indemnifies LifeScan against any Losses incurred or suffered by LifeScan which arise from any default by UBS in the performance of any obligations under this Agreement or from any express or implied obligations of UBS in this Agreement being unenforceable.
24.2	Survival

The liability of UBI under clause 24.1 will not be released or discharged (in whole or in part) by:
(a)	any time, concession, waiver or other indulgence being given by LifeScan to UBS (or any surety) for or in relation to the observance or performance of UBS’ obligations under this Agreement provided UBI shall have the benefit of any time, concession, waiver or other indulgence actually granted by LifeScan to UBS;

(b)	any other security or contractual obligations to secure the performance of UBS’ obligations under this Agreement being or not being taken, held, renewed, varied or enforced by LifeScan or such security being void, defective, informal or unenforceable;

(c)	all or any of UBS’ obligations under this Agreement being discharged otherwise than by their due performance or by this Agreement being terminated by LifeScan by due exercise of its rights under this Agreement;

(d)	an Insolvency Event affecting UBS;

(e)	the sale or other disposal of some or all of the shares in UBS which are owned by UBI; or

(f)	anything done or omitted to be done by LifeScan or by anything else which, but for this clause 24.2, might operate to release wholly or partially or discharge or otherwise exonerate UBI from its liability under this guarantee and indemnity.
24.3	Continuing Guarantee

The guarantee and indemnity given under this clause 24:
(a)	is a continuing guarantee and indemnity and will remain in force until the whole of the obligations of UBS have been duly performed and satisfied in full;

(b)	is irrevocable; and

(c)	constitutes a separate and independent obligation of UBI.
24.4	Remedy

LifeScan may enforce the guarantee and indemnity given under this clause 24 without first making any demand or taking any action or proceedings to enforce its rights or remedies against UBS.

24.5	Reinstatement

The obligations of UBI under this clause 24 will continue to be effective or will be reinstated if, at any time any amount under this Agreement is avoided or any payment must be replaced or restored, either in whole or in part, by UBS for any reason whatsoever and the liability of UBI will extend to any such payment as if that payment had not been made.

24.6	Warranties

UBI represents and warrants that:
(a)	it has full power and authority to enter into this Agreement and has taken all necessary action to authorise the execution, delivery and performance of this Agreement in accordance with its terms;

(b)	this Agreement constitutes a legally valid and binding obligation of UBI enforceable in accordance with its terms; and the execution, delivery and performance of this Agreement by UBI will not violate any provision of:
(i)	any law or any order or decree of any applicable Government Authority;

(ii)	the certificate of incorporation or bylaws of UBI; or

(iii)	any encumbrance or other agreement which is binding on UBI.
25	GST

25.1	Construction

In this clause 25:
(a)	words and expressions which are not defined in this Agreement but which have a defined meaning in GST Law have the same meaning as in the GST Law; and

(b)	GST Law has the same meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999.
25.2	Consideration GST exclusive

Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under this Agreement are exclusive of GST.

25.3	Payment of GST

If GST is payable by a supplier or by the representative member for a GST group of which the supplier is a member, on any supply made under this Agreement, the recipient will pay to the supplier an additional amount equal to the GST payable on the supply. Notwithstanding the above, Section 38-185 of the GST Law provides a supply of goods exported from Australia within 60 days of invoice or payment is not required to pay GST. The parties will cooperate to export any Products within 60 days of invoice or payment for such Products.

25.4	Timing of GST payment

The recipient will pay the amount referred to in clause 25.3 in addition to and at the same time that the consideration for the supply is to be provided under this Agreement.

25.5	Tax invoice

The supplier must deliver a tax invoice or an adjustment note to the recipient before the supplier is entitled to payment of an amount under clause 25.3. The recipient can withhold payment of the amount until the supplier provides a tax invoice or an adjustment note, as appropriate.

25.6	Adjustment event

If an adjustment event arises in respect of a taxable supply made by a supplier under this Agreement, the amount payable by the recipient under clause 25.3 will be recalculated to reflect the adjustment event and a payment will be made by the recipient to the supplier or by the supplier to the recipient as the case requires.

25.7	Reimbursements

Where a party is required under this Agreement to pay or reimburse an expense or outgoing of another party, the amount to be paid or reimbursed by the first party will be the sum of:
(a)	the amount of the expense or outgoing less any input tax credits in respect of the expense or outgoing to which the other party, or to which the representative member for a GST group of which the other party is a member, is entitled; and

(b)	if the payment or reimbursement is subject to GST, an amount equal to that GST.
26	General

26.1	Duty
(a)	UBS as between the parties is liable for and must pay all Victorian stamp duty (including any fine or penalty except where it arises from default by the other party) on or relating to the execution of this Agreement, or any document executed under it.

(b)	If a party other than UBS pays any Victorian duty (including any fine or penalty) on or relating to the execution of this Agreement, or any document executed under it, UBS must pay that amount to the paying party on demand.

(c)	It is acknowledged by the parties that none of the payments provided for under this Agreement are intended to be or are in fact in the nature of royalties, but rather are in the nature of payments for products and services.

(d)	LifeScan shall be entitled to deduct or withhold taxes where required by applicable law. UBS shall provide LifeScan as reasonably requested thereafter any tax documentation required to reduce or eliminate such deduction or withholding. LifeScan shall provide UBS with proof of payment of any taxes withheld or deducted pursuant to this clause.
26.2	Legal costs

Except as expressly stated otherwise in this Agreement, each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this Agreement.

26.3	Amendment

No modification, change or amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.

26.4	Waiver and exercise of rights
(a)	A single or partial exercise or waiver by a party of a right relating to this Agreement does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.
26.5	Rights cumulative

Except as expressly stated otherwise in this Agreement, the rights of a party under this Agreement are cumulative and are in addition to any other rights of that party.

26.6	Consents

Except as expressly stated otherwise in this Agreement, a party may conditionally or unconditionally give or withhold any consent to be given under this Agreement and is not obliged to give its reasons for doing so.

26.7	Governing law and jurisdiction

This Agreement is governed by and is to be construed in accordance with the laws applicable in the State of New York, USA, without giving effect to any provisions thereof that would cause the application of the laws of any other jurisdiction.

26.8	Assignment

This Agreement may not be assigned by LifeScan without the prior written consent of UBS, except that LifeScan may with prior written notice to UBS assign all or a portion of its rights and/or obligations hereunder to any of its Affiliates or to a successor, acquirer or licensee to the portion of its business to which this Agreement pertains without consent. UBS acknowledges that LifeScan has entered into this Agreement after consideration of the unique talent, experience and particular attributes of UBS to supply the Products. Therefore, this Agreement and all rights and obligations hereunder are personal to UBS and may not be assigned by UBS without the express written consent of LifeScan, which consent may be withheld or given in LifeScan’s sole discretion. Any such assignment or any attempted assignment in the absence of the prior written consent of LifeScan, shall be void and without effect at the option of LifeScan. Subject to the foregoing terms of this clause 26.8, this Agreement shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

26.9	Counterparts

This Agreement may consist of a number of counterparts and, if so, the counterparts can be executed separately by each party but taken together shall constitute one document.

26.10	Entire understanding
(a)	This Agreement contains the entire understanding between the parties as to the subject matter of this Agreement.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this Agreement are merged in and superseded by this Agreement and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:
(i)	affects the meaning or interpretation of this Agreement; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.
26.11	Severability

In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

26.12	Survival

Clauses 9.1, 12, 13.4, 17, 18, 19, 20, 21, 22, 24, 25 and 26 shall survive the termination of this Agreement in accordance with the respective terms thereof. In addition, any other clauses of this Agreement that are expressly stated to survive by their terms shall survive termination of this Agreement.

26.13	Relationship of parties

The relationship of LifeScan and UBS established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to

(a) give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (b) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.
26.14	LifeScan Affiliates

LifeScan, its successors or assigns may delegate to any of its Affiliates the right to exercise any rights or obligations of LifeScan under this Agreement in which case LifeScan shall give prior notice to UBS, it being acknowledged and agreed that LifeScan, its successors or assigns shall be the sole party looked to by UBS for all intents and purposes under this Agreement.

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Schedule 1 — Initial Product Addendum
This Product Addendum (Product Addendum) to the Master Services and Supply Agreement dated [insert date of Master Agreement] between LifeScan, Inc., Universal Biosensors Pty Ltd and Universal Biosensors, Inc (Master Agreement) is entered into by and between LifeScan, Inc., a Californian corporation of 1000 Gibraltar Drive, Milpitas, CA 95035-6312, USA (LifeScan), Universal Biosensors Pty Ltd ACN 098 234 309, a company incorporated in Victoria, Australia of 1 Corporate Avenue, Rowville, Victoria 3178 Australia (UBS) and Universal Biosensors, Inc., a Delaware corporation of having its registered office at c/o Corporation Service Company 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 USA (UBI).
The parties agree that this Product Addendum is to be attached to, and form part of the Master Agreement. In relation to the matters addressed in this Product Addendum, each of LifeScan and UBS agrees to be bound by all of the terms and conditions of the Master Agreement and makes the representations and warranties set forth in the Master Agreement expressed to be made by LifeScan or UBS, as the case may be. All capitalised terms used in this Product Addendum and not otherwise defined in this agreement shall have the meaning ascribed to such terms in the Master Agreement.
The parties further agree as follows:
1.	Price
(i)	Base Year Standard Cost = * [REDACTED].

(ii)	Maximum Transfer Price = * [REDACTED]
2.	Specifications below

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

Initial Product Specification
* [REDACTED]
REFERENCE DOCUMENTS
CE low voltage directive (EU): 73/23/EEC OJ C 284 of 2005-11-16
Modification: Directive 93/68/EEC [CE Marking]
APPLICABLE STANDARDS / GUIDANCE
[1] ISO15197:2003 In vitro diagnostic test systems — Requirements for blood-glucose monitoring systems for self-testing in managing diabetes mellitus.
[2] FDA 21 CFR §820.30 Design Control requirements.
[3] FDA Guidance for the Content of Pre-market Submissions for Software Contained in Medical Devices. May 11, 2005: http://www.fda.gov/cdrh/ode/guidance/337.pdf
[4] General Principles of Software Validation; Final Guidance for Industry and FDA Staff: http://www.fda.gov/cdrh/comp/guidance/938.pdf
[5] FDA Draft Guidance – Total Product Life Cycle for Portable Invasive Blood Glucose Monitoring Systems. October 24, 2006: http://www.fda.gov/cdrh/oivd/guidance/1603.pdf
[6] IEC60601-1-8:2006. Medical Electrical Equipment – Part 1-8: General requirements for basic safety and essential performance – Collateral Standard: General requirements, tests and guidance for alarm systems in medical electrical equipment and medical electrical systems.
[7] IEC 60068-2-64:1993, Environmental testing — Part 2: Test methods — Test Fh: Vibration, broad-band random (digital control) and guidance
[8] IEC 60068-2-27:1987, Basic Environmental Testing Procedures — Part 2: Test Methods — Test Ea and guidance: Shock.
[9] IEC 60721-3-7:2002, Classification of Environmental Conditions — Part 3-7: Classification of Groups of Environmental Parameters and Their Severities — Portable and Non-stationary Use.
[10] IEC 61010-1:2001, Safety requirements for electrical equipment for measurement, control, and laboratory use — Part 1: General requirements

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

Initial System Specification
* [REDACTED]

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

Executed as an Addendum to the Agreement by the duly authorized representative of each Party as of the date first above written.

Executed by LifeScan, Inc.	)

Name

Title

Executed by Universal Biosensors Pty Ltd	) )

Company Secretary/Director		Director

Name of Company Secretary/Director (print)		Name of Director (print)

Executed by Universal Biosensors, Inc.	)

Name

Title

Schedule 2 — Initial Services Addendum
For the purposes of regulatory approvals, LifeScan will be the legal manufacturer of the Initial System. UBS will facilitate the regulatory approvals of the Initial System by providing the following initial services to LifeScan. In addition, after approval of the Initial System, UBS will provide certain ongoing services in connection with the Initial System as set out below (the initial services and ongoing services for the Initial System shall be defined as the “Initial Services” for purposes of this addendum).
1.	Design verification testing of the Initial System in accordance with all regulatory requirements necessary to market the Initial System in * [REDACTED].

2.	Complete a Design History File for the Initial Product in accordance with all regulatory requirements necessary to market the Initial System in * [REDACTED]. LifeScan will review the Design History File to satisfy themselves that it complies with LifeScan internal pre-launch prerequisites.

3.	Assist in the preparation and completion of the Initial Meter Design History File in conjunction with *[REDACTED] and LifeScan for the benefit of LifeScan. It is anticipated that specific items to be included in the DHF will include Initial Meter Design Input, Design Output (3-D mechanical drawings, Gerber files, firmware, and component specifications), Design Verification on production units (or documented production equivalent), Design Validation on production units (or documented production equivalent), and Design Transfer Summary. Design verification to include documented test methods and sample rationale and Design Transfer Summary to include documented rationale of meter design translated to production specification.

4.	Assist in the preparation and completion of the Initial Control Solution Design History File in conjunction with
*[REDACTED] and LifeScan for the benefit of LifeScan . It is anticipated that specific items to be included in the DHF will include Design Input, Design Output, Design Verification and Design Validation.

5.	Work with LifeScan on a mutually agreed basis to provide documentation to assist LifeScan to prepare and perform clinical trials and regulatory submissions.

6.	Work with LifeScan on a mutually agreed basis to provide documentation necessary to assist LifeScan to prepare product labelling for the Initial System.

7.	Design and manage the procurement of the initial custom-designed process equipment.

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

8.	Work together with LifeScan to assess data from the field and use the data to decide methods for adapting process and control methodology to improve product performance.

9.	Manage the specification(s) and all engineering change processes to Initial Product production equipment at UBS’ facility.

10.	Specify and control Initial Product component performance and requirements. Manage or assist in the qualification and approval of all changes to suppliers and materials for the Initial Product.

11.	Support manufacturing to ensure all work instructions are appropriate.

12.	Evaluate the appropriate scope of manufacturing the Initial Product and help manage any change in scope, i.e. outsource or bring in-house certain process steps.

13.	Identify, validate and implement cost reductions and process improvement in manufacturing the Initial Product.

14.	Work with LFS on a mutually agreed basis so that LFS may enter into supply agreements with suppliers of components comprising the Initial System.

15.	Investigate causes of customer complaints with the Initial Product referred to UBS by LifeScan.

16.	Work with LFS on a mutually agreed basis to implement design changes to the Initial Meter, Initial Control Solution, Initial System and Initial Product.

17.	* [REDACTED]

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

Executed as an Addendum to the Agreement by the duly authorized representative of each Party as of the date first above written.

Executed by LifeScan, Inc.	)
)

Name

Title

Executed by Universal Biosensors Pty Ltd	) )

Company Secretary/Director		Director

Name of Company Secretary/Director (print)		Name of Director (print)

Executed by Universal Biosensors, Inc	) )

Name

Title

Schedule 3 — LifeScan Relevant Patents
*[REDACTED]
*Confidential portions has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

Executed as an agreement by the duly authorized representative of each Party as of the date first above written.

Executed by LifeScan, Inc.	)
)

Name

Title

Executed by Universal Biosensors	)
Pty Ltd	)

Company Secretary/Director		Director

Name of Company Secretary/Director (print)		Name of Director (print)

Executed by Universal Biosensors, Inc	)
)

Name

Title

Appendix A — Form of Product Addendum
Date
This Product Addendum (Product Addendum) to the Master Services and Supply Agreement dated [insert date of Master Agreement] October 2007 between LifeScan, Inc., Universal Biosensors Pty Ltd and Universal Biosensors, Inc. (Master Agreement) is entered into by and between LifeScan, Inc., a Californian corporation of 1000 Gibraltar Drive, Milpitas, CA 95035-6312, USA (LifeScan), Universal Biosensors Pty Ltd ACN 098 234 309, a company incorporated in Victoria, Australia of 103 Ricketts Road, Mount Waverley, Victoria 3149, Australia (UBS) and Universal Biosensors, Inc., a Delaware corporation of having its registered office at c/o Corporation Service Company 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 USA (UBI).
The parties agree that this Product Addendum is to be attached to, and form part of the Master Agreement. In relation to the matters addressed in this Product Addendum, each of LifeScan, UBS and UBI agree to be bound by all of the terms and conditions of the Master Agreement and makes the representations and warranties set forth in the Master Agreement expressed to be made by LifeScan, UBS or UBI, as the case may be. All capitalised terms used in this Product Addendum and not otherwise defined in this agreement shall have the meaning ascribed to such terms in the Master Agreement.
The parties further agree as follows:
3. [Products]
[insert Product description]
4. [Price]
[insert price and payment terms]
5. [Specifications]
6. [Minimum Shelf Life]
7. [Product Materials]
8. Term of Product Addendum
1.	This Product Addendum shall commence on [insert date] and shall continue for a period of [insert duration] from such date (Term).

Executed by LifeScan, Inc.	)

Name

Title

Executed by Universal Biosensors	)
Pty Ltd	)

Company Secretary/Director		Director

Name of Company Secretary/Director (print)		Name of Director (print)

Executed by Universal Biosensors, Inc	)
)

Name

Title

Appendix B — Form of Services Addendum
Date
This Services Addendum (Services Addendum) to the Master Services and Supply Agreement dated [insert date of Master Agreement] October 2007 between LifeScan, Inc., Universal Biosensors Pty Ltd and Universal Biosensors, Inc. (Master Agreement) is entered into by and between [LifeScan, Inc, a Californian corporation of 1000 Gibraltar Drive, Milpitas, CA 95035-6312, USA (LifeScan)] and [Universal Biosensors Pty Ltd ACN 098 234 309, a company incorporated in Victoria, Australia of 1 Corporate Avenue, Rowville, Victoria 3178, Australia (UBS) and Universal Biosensors, Inc., a Delaware corporation of having its registered office at c/o Corporation Service Company 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 USA (UBI).
The parties agree that this Services Addendum is to be attached to, and form part of the Master Agreement. In relation to the matters addressed in this Services Addendum, each of LifeScan, UBS and UBI agree to be bound by all of the terms and conditions of the Master Agreement and makes the representations and warranties set forth in the Master Agreement expressed to be made by LifeScan, UBS or UBI, as the case may be. All capitalised terms used in this Product Addendum and not otherwise defined in this agreement shall have the meaning ascribed to such terms in the Master Agreement.
The parties further agree as follows:
1.	Services
[insert description of Services]
2.	Consideration

UBS acknowledges that it will be remunerated for the Services to be provided under this Services Addendum by means of the fees to which it will be entitled pursuant to clause 11 of the Master Agreement.

3.	Term of Services Addendum

This Services Addendum shall commence on [insert date] and shall continue for a period of [insert duration] from such date (Term).

Executed by LifeScan, Inc.	)

Name

Title

Executed by Universal Biosensors	)
Pty Ltd	)

Company Secretary/Director		Director

Name of Company Secretary/Director (print)		Name of Director (print)

Executed by Universal Biosensors, Inc	)
)

Name

Title

Appendix C — Initial Joint Steering Committee Members
Universal Biosensors Pty Ltd:
     *[REDACTED] and
     *[REDACTED]
LifeScan, Inc.
     *[REDACTED] and
     *[REDACTED]
*Confidential portions has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

Appendix D — Policy on the Employment of Young Persons
Child Labor Employment Practices: In connection with the performance of its obligations under this Agreement, UBS agrees to comply with the following LifeScan Corporate Policy relating to the Employment of Child Labor:
(a) No person under the age of 16 shall be employed. No person between the ages of 16 and 18 shall be employed unless such employment is in compliance with the health, safety and morals provisions of the International Labor Organizations Convention 138 Concerning Minimum Age.
(b) No young person (under age 18) shall be required to work more than 48 regular hours and 12 hours overtime per week nor more than six (6) days per week.
(c) No young person (under age 18) shall be employed unless such employment is in compliance with all applicable laws and regulations concerning, age, hours, compensation, health and safety.

Appendix E – Quality Agreement
     This Quality Agreement is made and entered into as of the effective date of the Master Services and Supply Agreement (“the Agreement”) by and among LifeScan, Inc. (LifeScan), Universal Biosensors Pty Ltd. (UBS) and Universal Biosensors, Inc. The terms of this Quality Agreement are expressly incorporated into, and are a part of, the Agreement.
     Below are the primary site locations of LifeScan and UBS:

LifeScan, Inc.	LifeScan
1000 Gibraltar Drive
Milpitas, CA 95035 USA

Universal Biosensors Pty Ltd	Universal Biosensors
1 Corporate Ave
Rowville, VIC 3178
Australia
WITNESSETH:
WHEREAS, LifeScan desires to engage UBS to manufacture and supply Product and perform Services (as those terms are defined below as well as in the Agreement) on the terms and conditions set forth in the Agreement and as set forth below, and
WHEREAS, UBS desires to manufacture and supply Product and perform Services for LifeScan on the terms and conditions set forth in the Agreement and as set forth below:
NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants of the Parties hereinafter set forth, the Parties hereto agree as follows:

1.0 Definitions.
     Unless this Quality Agreement shall expressly provide to the contrary, the following terms herein, whether used in the singular or plural, shall have the respective meanings set forth below:
1.1.	“Applicable Law” means all applicable ordinances, rules, regulations, laws, guidelines, guidance, requirements and court orders of any kind whatsoever of any Authority as amended from time to time.

1.2.	“Authority” means any government regulatory authority responsible for granting approvals for the performance of Services under this Quality Agreement or for the Manufacturing, use, marketing, sale, pricing and/or other disposition of Product(s).

1.3.	“Design History File (DHF)” means a compilation of records containing the development history of the Product(s).

1.4.	“Device History Record (DHR)” means a compilation of records containing the production history of the Product(s).

1.5.	“Device Master Record (DMR)” means a compilation of records containing the procedures and specifications for the Product(s)

1.6.	“FDA” means the United States Food and Drug Administration, and any successor agency having substantially the same functions.

1.7.	“FDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§321 et seq., as amended from time to time.

1.8.	“ISO 13485” means the “ISO Quality Management Systems — Medical Devices — System Requirements for Regulatory Purposes” standard.

1.9.	“Manufacture” and “Manufacturing” means all steps, processes and activities necessary to produce Product(s), including without limitation, the design, manufacturing, processing, quality control testing, release and storage of Product(s) in accordance with the terms and conditions hereof.

1.10.	“Manufacturing Process” means any and all processes (or any step in any process) used or planned to be used by UBS to Manufacture Product(s).

1.11.	“Parties” means UBS and LifeScan together, and “Party” means any of them, as the context requires.

1.12.	“Product(s)” means the products, current and future, described in the Agreement to which this Quality Agreement is attached and into which this Quality Agreement is expressly incorporated by reference.

1.13.	“Quality Audit” means a systematic independent examination of a manufacturer’s quality system to ensure it complies with applicable law.

1.14.	“Quality Control Plan” means written descriptions of the systems for controlling the manufacturing of parts and/or manufacturing processes. It provides a written summary description of the system used in minimizing process and finished device variation.

1.15.	“Quality Management System” means the regulatory requirements for the methods used in, and the facilities and controls used for, the design, manufacture, packing, labeling, storage, installation and servicing of finished devices, as codified in 21C.F.R. Part 820 or embodied in ISO 13485.

1.16.	“Quality Plan” a written plan demonstrating how the requirements set forth in this agreement will be fulfilled

1.17.	“Records” means written or electronic accounts, notes, data, record of, and information and results obtained from performance of Services and all work done under this Quality Agreement.

1.18.	“Services” means the Manufacturing and other services and activities that UBS is engaged to provide to LifeScan under the Agreement.

1.19.	“Specifications” means the written specifications established for the Manufacture of Product(s) approved by LifeScan, as amended or supplemented from time to time by agreement in writing between the Parties.

1.20.	“Use As Is (UAI)” is associated with a nonconformance that does not impact form, fit, or function of the product. It implies that the nonconformance will not be remedied for that specific batch.

2.0. Compliance with Laws Generally.
2.1.	Each Party shall comply in all material respects with all applicable statutes, regulations, rules, and ordinances that relate to the performance of such Party’s obligations under the Agreement and this Quality Agreement and, except as provided for herein, shall bear their own cost and expense of complying therewith.

2.2.	The termination or expiration of this Quality Agreement shall not relieve either Party of its responsibility to comply in all material respects with any statutory or regulatory requirements associated with the Product(s).
3.0. Compliance with Applicable Quality Management System Requirements.
3.1.	Generally. UBS shall develop and manufacture the Product(s) in accordance with the approved specifications set forth in the Agreement and in substantial compliance with relevant Quality Management System requirements including 21 CFR PART 820, ISO 13485 and any other applicable laws appropriate to the geography in which the product will be manufactured, whether or not specifically identified in this Quality Agreement. Where there are other regulatory requirements not specifically required by the Quality Management System requirements, LifeScan will expect compliance. Without limiting the generality of the foregoing:
3.1.1.	Quality Management System Requirements. Each Party shall establish and maintain a quality system that is appropriate for the activities for which the Party is responsible under this Quality Agreement and that is in substantial compliance with Quality Management System requirements.

3.1.2.	Quality Plan. UBS shall establish a Quality Plan being a controlled document defining Quality System Requirements set-forth in this agreement and the details of how UBS shall fulfill these requirements. This shall be accomplished in the form of references to the procedures, documents, or other controls in place to ensure the requirements are consistently met. LifeScan shall review this document as a part of their audit and inspection process (refer to section 10.)

3.1.3	Quality Control Plan. For the production lines, UBS shall establish quality control plans. These control plans shall be controlled documents located at the manufacturing facility. These plans shall ensure that there is a consistent, validated process used to manufacture the Products. It may contain specific requirements and reference to UBS procedures and methods to ensure these requirements are consistently met. It shall also define how UBS verifies these activities, detects deviations or non-conformances and reacts to those deviations or non-conformances.
3.2	Validation
3.2.1	Validation responsibilities, consisting of a Validation Master Plan, Validation protocols and their execution/testing, and completion reports, will be created by UBS and available for review by LifeScan. UBS shall provide copies of validation documents (for example, protocols, completion reports) to LifeScan upon request.

3.2.2	All process validations must be completed prior to the release of the product batches for commercial use. Equipment qualification/validation shall be completed prior to the process validations. Successful process validation batches may be considered as fit for release with LifeScan approval.

3.2.3	Post validation changes such as described in Section 7.0 shall be communicated to LifeScan, prior to their implementation.
3.3	Control of Nonconforming Product. UBS shall establish and maintain procedures to control product that does not conform to specified requirements. LifeScan is to be notified promptly in writing of any non-conformances that may potentially affect product safety, efficacy, quality or stability should product have been released from UBS. LifeScan must approve Use As Is (UAI) non-conformances and their associated investigation/justification/impact analysis.

3.4.	Corrective and Preventive Actions. Both Parties shall establish and maintain procedures for implementing corrective and preventive actions. The Parties shall collaborate to determine the division of responsibility for implementation of quality solutions depending upon the nature of the quality problem and the proposed solution. Where necessary, LifeScan shall cooperate with UBS to determine the root cause of quality problems, identifying corrective actions, and assuring their implementation and effectiveness.

3.5	Statistical Techniques. UBS shall, where appropriate, establish and maintain procedures for identifying valid statistical techniques required for establishing, controlling, and verifying the acceptability of validations, process capability and product testing and other appropriate activities.

3.6	Finished Controls.
3.6.1	UBS may be qualified to release product after a certain number of batch records have been reviewed and approved by LifeScan. The number and form of the records to be reviewed prior to UBS being qualified to release product will be defined in the Quality Plan. The Quality Plan will also define the turnaround time that LifeScan shall meet in reviewing and approving/not approving the records.

3.6.2	The test methods deployed in qualifying product shall be validated. Retained samples of the Product(s) will be held by UBS. Expiry dating of Product(s) shall be determined from stability studies undertaken by UBS and agreed upon by LifeScan.

3.6.3	UBS and its external contract manufacturers shall maintain manufacturing DHRs of the Product(s) produced under the Agreement. Copies of DHRs are to be available within 3 business days of a routine request by LifeScan and within 24 hours of an urgent request by LifeScan.
3.7	Labelling and Packaging. LifeScan shall be responsible for the development of Labelling and Packaging. UBS shall provide the necessary documentation required to support this development.
4.0. Complaint Handling and Adverse Event Reporting.
4.1.	Each Party shall cooperate fully with the other party in dealing with customer and third-party complaints concerning the Product(s) and shall take such action to promptly resolve such complaints as may be reasonably requested by the other party.

4.2.	UBS shall be responsible for investigating, in a timely manner, returned Product(s), if any, and providing LifeScan with reports detailing the investigation results.

4.3.	UBS shall be responsible for allocating the proper resources to investigate post launch design and manufacturing issues that have resulted in interruptions of supply or customer complaints.

4.4.	UBS shall be responsible for implementing appropriate effective corrective actions with respect to Product(s) in order to prevent/reduce customer complaints. Records of investigations and corrective actions shall be maintained in connection with related complaints or notable trends.

4.5.	LifeScan shall be responsible for complying with all FDA and applicable foreign regulatory requirements pertaining to the reporting of malfunctions, near incidents and adverse events, including the Medical Device Reporting requirements, codified at 21 C.F.R Part 803, MEDDEV and CMDCAS. UBS shall reasonably cooperate with LifeScan to enable LifeScan to fulfill such requirements. Without limiting the generality of the foregoing, LifeScan shall:
4.5.1	Maintain a record of all customer and third-party complaints received by LifeScan relating to the Product(s).

4.5.2	Make determinations as to whether the complaint information about Product(s) is required to be reported to the FDA in a Medical Device Report or to foreign governments in accordance with applicable adverse event, malfunction or near incident reporting requirements.

4.5.3	Make all necessary correspondence with all applicable regulatory authorities with respect to complaints about the Product(s).

4.5.4	Maintain files in accordance with FDA and international adverse event reporting requirements.
4.6.	Customer Service Scripts. Both parties shall provide input in order to develop appropriate customer service call scripts specific to the Product(s) in order to comply with reporting requirements.

4.7	LifeScan Complaint Management shall provide summaries of complaint statistics to UBS, and this information will be an input to Management Reviews as outlined in section 11.0.
5.0 Device Removals and Corrections.
5.1.	Subject to compliance with applicable laws and regulations, either Party who becomes aware of any serious defect, problem or adverse condition in any Product(s) shall notify the other of such defect, problem or adverse condition as soon as is practical and within five (5) business days.

5.2.	If it is determined that a field removal, correction or other action is appropriate, LifeScan shall initiate such correction or removal and shall track the Product(s) in accordance with applicable laws and regulation.

5.3.	LifeScan shall make any necessary reports of removals, corrections and other actions to appropriate regulatory authorities. LifeScan and UBS shall maintain records for the activities each performs related to all removals, corrections and other actions conducted for Product(s) as required by law.

6.0. Product Clearances and Approvals.
6.1	LifeScan shall obtain and maintain all necessary regulatory approvals and clearances necessary for the manufacturing, marketing, sale and distribution of the Product(s). UBS shall be responsible for providing LifeScan the necessary information required for submission filing. LifeScan shall be responsible for filing and obtaining any required approvals and/or clearances related to Product modifications after initial regulatory approval/clearance.

6.2	UBS shall provide the required support activities to LifeScan in support of LifeScan obtaining all necessary regulatory clearances / approvals. This includes but is not limited to registering the UBS facility (ies) with regulatory authorities as required (e.g., US FDA Establishment Registration, Japan Foreign Manufacturer Authorization, etc.).

6.3	As part of this approval process, LifeScan shall perform the necessary clinical trails with UBS’s collaboration.

6.4	The parties shall determine who will construct and maintain DHFs for the Products and other components of the Initial System. LifeScan shall conduct a compliance audit of UBS constructed DHFs, identify gaps, and have these gaps mitigated prior to approval of product launch. LifeScan shall maintain current copies of all DHFs.
7.0 Product Modifications.
7.1.	Either party may propose a product design or manufacturing modification.

7.2.	UBS is not permitted to make any modification or manufacturing change that affects the Product(s) without LifeScan’s approval. Examples of such changes but not inclusive are:
➢	Changes that may impact regulatory clearances and approvals, such as Intended Use

➢	Product performance specifications

➢	Design input requirements

➢	Critical to Quality (CTQ) Process Parameters

➢	Redesign of an existing Quality System

8.0. Record Production and Retention.
8.1.	The Parties shall comply with any regulatory record keeping requirements that apply to the performance of such Party’s obligations under the Quality Agreement.

8.2	UBS shall create and maintain DHFs and DHRs that demonstrate that the Product(s) was designed and manufactured in accordance with Quality Management System requirements, the DMR, and meets the design specifications established by LifeScan. These records shall be retained in accordance with LifeScan’s record retention requirements.

8.3	Each party will be responsible for creating and maintaining their part of the DMR.

8.4	Records and other documents required to be maintained pursuant to this Quality Agreement shall be available at reasonable times for inspection, examination and copying by or on behalf of LifeScan, or for inspection by third parties, including FDA, for so long as any of them are in UBS’s possession.

8.5	Records and other documents pursuant to this Quality Agreement shall be maintained at UBS or other location that is reasonably accessible. Such records shall be stored to minimize deterioration and to prevent loss. Upon LifeScan’s request, UBS shall promptly provide LifeScan with copies of these Records and other documents maintained pursuant to this Quality Agreement.

8.6	Upon contract termination, UBS is required to continue to provide copies of DHRs within 3 days of a request by LifeScan or transfer ownership of the DHR to LifeScan, including the physical transfer of records to LifeScan.

8.7	Upon contract termination, UBS is required to transfer ownership of the product DHFs, including the physical transfer of records to LifeScan.

8.8	UBS shall not transfer, deliver or otherwise provide to any third parties original Records or other documents maintained pursuant to this Quality Agreement without prior written consent of LifeScan except as required by Applicable Law. If UBS is required by Applicable Law to provide to third parties copies of such Records or other documents, UBS shall notify LifeScan within five (5) business days of any such request.

9.0 U.S. FDA Establishment Registration and Listing.
9.1	LifeScan shall be responsible for listing the Product(s) with U.S. FDA in accordance with 21 C.F.R. Section 807.25.

9.2	If required by any international regulatory authority to support product Clearances and Approvals:
9.2.1	UBS shall be responsible for compliance with U.S. FDA’s applicable establishment registration requirements set forth in 21 C.F.R. Section 807.25.

9.2.2	UBS shall be responsible for listing the Product(s) with U.S. FDA in accordance with 21 C.F.R. Section 807.25.
10.0. Regulatory Audits and Inspections.
10.1	UBS shall provide LifeScan reasonable access upon prior notice to inspect, review and audit DHFs, the manufacturing facilities of UBS and its suppliers and contractors where the Product(s) is designed and developed, tested, handled, stored, distributed, and/or manufactured to determine if the Product(s) is tested, handled, stored, distributed and/or manufactured in accordance with Applicable Laws and any Quality Agreement.

10.2	UBS shall, within fifteen (15) business days of receipt of the written audit report, remedy any deficiencies which may be noted in any such audit or, if any such deficiencies cannot reasonably be remedied within such fifteen (15) business day period, present to LifeScan a written plan to remedy such deficiencies as soon as possible.

10.3	LifeScan may conduct no more than one routine audits in any one three hundred sixty-five (365) day period. Notwithstanding the immediately preceding sentence, LifeScan shall have the right to conduct a compliance audit (a) in the event that LifeScan reasonably believes that any such inspection or audit is necessary or prudent with respect to ensuring the safety, efficacy and quality of the Product(s), or (b) subsequent to identifying any safety, efficacy and quality deficiency in connection with any audit(s) conducted.

10.4	All information of UBS (or its contractor’s) that LifeScan shall gain access to through such an audit shall be governed by the terms of the Agreement.

10.5	UBS shall promptly notify LifeScan when an Authority inspection of its facilities (or an inspection by third parties in accordance with FDA regulations or inspection by a Notified Body) pertaining to the Product(s) is expected and/or underway, and shall promptly provide LifeScan with copies of all regulatory correspondence, including without limitation Forms FDA 483 and Warning Letters and any related correspondence with FDA or any other regulatory authority or notified body.
11.0 Management Quality Review.
LifeScan and UBS shall conduct routine Quality Reviews. These reviews shall be prearranged and have an agenda to address: CAPAs, reportable incidents, complaints, critical manufacturing data, non-conformance reports, deviations, process trending, relevant changes to Products, Processes, Quality Management System, and/or personnel and facilities or similar topics.
[Remainder of this Page left Blank]

     IN WITNESS WHEREOF, the Parties hereto have caused this Quality Agreement to be executed by their duly authorized representatives as of the date first above written.

LIFESCAN, INC.

By:
Name:
Title:

UNIVERSAL BIOSENSORS PTY. LTD.

By:
Name:
Title:

Appendix F – Financial Years
Circled dates indicate the designated end of Quarter.
2007 UNIVERSAL CALENDAR
2007 UNIVERSAL CALENDAR M T W T F S S M T W T F S S - -— -— -— -— -— -— -— — -— -— -— -— -— -— — JAN 1 2 3 4 5 6 7 JUL 2 3 4 5 6 7 8 (4 Weeks) 8 9 10 11 12 13 14 (4 Weeks) 9 10 11 12 13 14 15 15 16 17 18 19 20 21 16 17 18 19 20 21 22 22 23 24 25 26 27 28 23 24 25 26 27 28 29 - — — — — — — — — — — — — — — - FEB 29 30 31 AUG 30 31 (4 Weeks) 1 2 3 4 (4 Weeks) 1 2 3 4 5 5 6 7 8 9 10 11 6 7 8 9 10 11 12 12 13 14 15 16 17 18 13 14 15 16 17 18 19 19 20 21 22 23 24 25 20 21 22 23 24 25 26 - — — — — — — — — — — — — — — - MAR 26 27 28 SEP 27 28 29 30 31 (5 Weeks) 1 2 3 4 (5 Weeks) 1 2 5 6 7 8 9 10 11 3 4 5 6 7 8 9 12 13 14 15 16 17 18 10 11 12 13 14 15 16 19 20 21 22 23 24 25 17 18 19 20 21 22 23 26 27 28 29 30 31 24 25 26 27 28 29 30 1 - — — — — — — — — — — — — — — - APR 2 3 4 5 6 7 8 OCT 1 2 3 4 5 6 7 (4 Weeks) 9 10 11 12 13 14 15 (4 Weeks) 8 9 10 11 12 13 14 16 17 18 19 20 21 22 15 16 17 18 19 20 21 23 24 25 26 27 28 29 22 23 24 25 26 27 28

- — — — — — — — — — — — — — — - MAY 30 NOV 29 30 31 (4 Weeks) 1 2 3 4 5 6 (4 Weeks) 1 2 3 4 7 8 9 10 11 12 13 5 6 7 8 9 10 11 14 15 16 17 18 19 20 12 13 14 15 16 17 18 21 22 23 24 25 26 27 19 20 21 22 23 24 25 - — — — — — — — — — — — — — — - JUN 28 29 30 31 DEC 26 27 28 29 30 (5 Weeks) 1 2 3 (5 Weeks) 1 2 4 5 6 7 8 9 10 3 4 5 6 7 8 9 11 12 13 14 15 16 17 10 11 12 13 14 15 16 18 19 20 21 22 23 24 17 18 19 20 21 22 23 25 26 27 28 29 30 24 25 26 27 28 29 30 1 - — — — — — — — — — — — — — — - 2008 UNIVERSAL CALENDAR M T W T F S S M T W T F S S - -— -— -— -— -— -— -— — -— -— -— -— -— -— — 31 30 JAN 1 2 3 4 5 6 JUL 1 2 3 4 5 6 (4 Weeks) 7 8 9 10 11 12 13 (4 Weeks) 7 8 9 10 11 12 13 14 15 16 17 18 19 20 14 15 16 17 18 19 20 21 22 23 24 25 26 27 21 22 23 24 25 26 27 - — — — — — — — — — — — — — — - FEB 28 29 30 31 AUG 28 29 30 31 (4 Weeks) 1 2 3 (4 Weeks) 1 2 3 4 5 6 7 8 9 10 4 5 6 7 8 9 10 11 12 13 14 15 16 17 11 12 13 14 15 16 17

18 19 20 21 22 23 24 18 19 20 21 22 23 24 - — — — — — — — — — — — — — — - MAR 25 26 27 28 29 SEP 25 26 27 28 29 30 31 (5 Weeks) 1 2 (5 Weeks) 3 4 5 6 7 8 9 1 2 3 4 5 6 7 10 11 12 13 14 15 16 8 9 10 11 12 13 14 17 18 19 20 21 22 23 15 16 17 18 19 20 21 24 25 26 27 28 29 30 22 23 24 25 26 27 28 - — — — — — — — — — — — — — — - 31 29 30 APR 1 2 3 4 5 6 OCT 1 2 3 4 5 (4 Weeks) 7 8 9 10 11 12 13 (4 Weeks) 6 7 8 9 10 11 12 14 15 16 17 18 19 20 13 14 15 16 17 18 19 21 22 23 24 25 26 27 20 21 22 23 24 25 26 - — — — — — — — — — — — — — — - MAY 28 29 30 NOV 27 28 29 30 31 (4 Weeks) 1 2 3 4 (4 Weeks) 1 2 5 6 7 8 9 10 11 3 4 5 6 7 8 9 12 13 14 15 16 17 18 10 11 12 13 14 15 16 19 20 21 22 23 24 25 17 18 19 20 21 22 23 - — — — — — — — — — — — — — — - JUN 26 27 28 29 30 31 DEC 24 25 26 27 28 29 30 (5 Weeks) 1 (5 Weeks) 2 3 4 5 6 7 8 1 2 3 4 5 6 7 9 10 11 12 13 14 15 8 9 10 11 12 13 14 16 17 18 19 20 21 22 15 16 17 18 19 20 21 23 24 25 26 27 28 29 22 23 24 25 26 27 28 - — — — — — — — — — — — — — — -

2009 UNIVERSAL CALENDAR
2009 UNIVERSAL CALENDAR M T W T F S S M T W T F S S - -— -— -— -— -— -— -— — -— -— -— -— -— -— — 29 30 31 29 30 JAN 1 2 3 4 JUL 1 2 3 4 5 (4 Weeks) 5 6 7 8 9 10 11 (4 Weeks) 6 7 8 9 10 11 12 12 13 14 15 16 17 18 13 14 15 16 17 18 19 19 20 21 22 23 24 25 20 21 22 23 24 25 26 - — — — — — — — — — — — — — — - FEB 26 27 28 29 30 31 AUG 27 28 29 30 31 (4 Weeks) 1 (4 Weeks) 1 2 2 3 4 5 6 7 8 3 4 5 6 7 8 9 9 10 11 12 13 14 15 10 11 12 13 14 15 16 16 17 18 19 20 21 22 17 18 19 20 21 22 23 - — — — — — — — — — — — — — — - MAR 23 24 25 26 27 28 SEP 24 25 26 27 28 29 30 (5 Weeks) 1 (5 Weeks) 31 2 3 4 5 6 7 8 1 2 3 4 5 6 9 10 11 12 13 14 15 7 8 9 10 11 12 13 16 17 18 19 20 21 22 14 15 16 17 18 19 20 23 24 25 26 27 28 29 21 22 23 24 25 26 27 - — — — — — — — — — — — — — — - 30 31 28 29 30 APR 1 2 3 4 5 OCT 1 2 3 4 (4 Weeks) 6 7 8 9 10 11 12 (4 Weeks) 5 6 7 8 9 10 11 13 14 15 16 17 18 19 12 13 14 15 16 17 18 20 21 22 23 24 25 26 19 20 21 22 23 24 25 - — — — — — — — — — — — — — — -

MAY 27 28 29 30 NOV 26 27 28 29 30 31 (4 Weeks) 1 2 3 (4 Weeks) 1 4 5 6 7 8 9 10 2 3 4 5 6 7 8 11 12 13 14 15 16 17 9 10 11 12 13 14 15 18 19 20 21 22 23 24 16 17 18 19 20 21 22 - — — — — — — — — — — — — — — - JUN 25 26 27 28 29 30 31 DEC 23 24 25 26 27 28 29 (5 Weeks) (6 Weeks) 30 1 2 3 4 5 6 7 1 2 3 4 5 6 8 9 10 11 12 13 14 7 8 9 10 11 12 13 15 16 17 18 19 20 21 14 15 16 17 18 19 20 22 23 24 25 26 27 28 21 22 23 24 25 26 27 28 29 30 31 1 2 3 - — — — — — — — — — — — — -— -— — 2010 UNIVERSAL CALENDAR M T W T F S S M T W T F S S - -— -— -— -— -— -— -— — -— -— -— -— -— -— — JAN 4 5 6 7 8 9 10 JUL 5 6 7 8 9 10 11 (4 Weeks) 11 12 13 14 15 16 17 (4 Weeks) 12 13 14 15 16 17 18 18 19 20 21 22 23 24 19 20 21 22 23 24 25 25 26 27 28 29 30 31 26 27 28 29 30 31 - — — — — — — — — — — — — — — — FEB AUG (4 Weeks) 1 2 3 4 5 6 7 (4 Weeks) 2 3 4 5 6 7 8 8 9 10 11 12 13 14 9 10 11 12 13 14 15 15 16 17 18 19 20 21 16 17 18 19 20 21 22 22 23 24 25 26 27 28 23 24 25 26 27 28 29 - — — — — — — — — — — — — — — -

MAR SEP 30 31 (5 Weeks) 1 2 3 4 5 6 7 (5 Weeks) 1 2 3 4 5 8 9 10 11 12 13 14 6 7 8 9 10 11 12 15 16 17 18 19 20 21 13 14 15 16 17 18 19 22 23 24 25 26 27 28 20 21 22 23 24 25 26 29 30 31 27 28 29 30 1 2 3 4 1 2 3 APR 5 6 7 8 9 10 11 OCT 4 5 6 7 8 9 10 (4 Weeks) 12 13 14 15 16 17 18 (4 Weeks) 11 12 13 14 15 16 17 19 20 21 22 23 24 25 18 19 20 21 22 23 24 26 27 28 29 30 25 26 27 28 29 30 31 1 2 - — — — — — -— -— — — — — — — — - MAY NOV (4 Weeks) 3 4 5 6 7 8 9 (4 Weeks) 1 2 3 4 5 6 7 10 11 12 13 14 15 16 8 9 10 11 12 13 14 17 18 19 20 21 22 23 15 16 17 18 19 20 21 24 25 26 27 28 29 30 22 23 24 25 26 27 28 - — — — — — — — — — — — — — — - JUN 31 DEC 29 30 (5 Weeks) 1 2 3 4 5 6 (5 Weeks) 1 2 3 4 5 7 8 9 10 11 12 13 6 7 8 9 10 11 12 14 15 16 17 18 19 20 13 14 15 16 17 18 19 21 22 23 24 25 26 27 20 21 22 23 24 25 26 28 29 30 27 28 29 30 31 1 2 3 4 1 2 - — — — — — — — — — — — — — — -

2011 UNIVERSAL CALENDAR
2011 UNIVERSAL CALENDAR M T W T F S S M T W T F S S - -— -— -— -— -— -— -— — -— -— -— -— -— -— — 3 4 5 6 7 8 9 4 5 6 7 8 9 10 JAN 10 11 12 13 14 15 16 JUL 11 12 13 14 15 16 17 (4 Weeks) 17 18 19 20 21 22 23 (4 Weeks) 18 19 20 21 22 23 24 24 25 26 27 28 29 30 25 26 27 28 29 30 31 - — — — — — — — — — — — — — — - FEB 31 AUG 1 2 3 4 5 6 7 (4 Weeks) 1 2 3 4 5 6 (4 Weeks) 8 9 10 11 12 13 14 7 8 9 10 11 12 13 15 16 17 18 19 20 21 14 15 16 17 18 19 20 22 23 24 25 26 27 28 21 22 23 24 25 26 27 - — — — — — — — — — — — — — — - MAR 28 SEP 29 30 31 (5 Weeks) 1 2 3 4 5 6 (5 Weeks) 1 2 3 4 7 8 9 10 11 12 13 5 6 7 8 9 10 11 14 15 16 17 18 19 20 12 13 14 15 16 17 18 21 22 23 24 25 26 27 19 20 21 22 23 24 25 28 29 30 31 26 27 28 29 30 1 2 3 1 2 - — — — — -— -— -— — — — — — — -— — 4 5 6 7 8 9 10 3 4 5 6 7 8 9 APR 11 12 13 14 15 16 17 OCT 10 11 12 13 14 15 16 (4 Weeks) 18 19 20 21 22 23 24 (4 Weeks) 17 18 19 20 21 22 23 25 26 27 28 29 30 24 25 26 27 28 29 30
1

MAY 2 3 4 5 6 7 8 NOV 31 (4 Weeks) 9 10 11 12 13 14 15 (4 Weeks) 1 2 3 4 5 6 16 17 18 19 20 21 22 7 8 9 10 11 12 13 23 24 25 26 27 28 29 14 15 16 17 18 19 20 21 22 23 24 25 26 27 - — — — — — — — — — — — — — — - JUN 30 31 DEC 28 29 30 (5 Weeks) 1 2 3 4 5 (5 Weeks) 1 2 3 4 6 7 8 9 10 11 12 5 6 7 8 9 10 11 13 14 15 16 17 18 19 12 13 14 15 16 17 18 20 21 22 23 24 25 26 19 20 21 22 23 24 25 27 28 29 30 26 27 28 29 30 31 1 2 3 1 - — — — — — — — — — — — — — — - 2012 UNIVERSAL CALENDAR M T W T F S S M T W T F S S - -— -— -— -— -— -— -— — -— -— -— -— -— -— — 2 3 4 5 6 7 8 2 3 4 5 6 7 8 JAN 9 10 11 12 13 14 15 JUL 9 10 11 12 13 14 15 (4 Weeks) 16 17 18 19 20 21 22 (4 Weeks) 16 17 18 19 20 21 22 23 24 25 26 27 28 29 23 24 25 26 27 28 29 - — — — — — — — — — — — — — — - FEB 30 31 AUG 30 31 (4 Weeks) 1 2 3 4 5 (4 Weeks) 1 2 3 4 5 6 7 8 9 10 11 12 6 7 8 9 10 11 12 13 14 15 16 17 18 19 13 14 15 16 17 18 19 20 21 22 23 24 25 26 20 21 22 23 24 25 26

MAR 27 28 29 SEP 27 28 29 30 31 (5 Weeks) 1 2 3 4 (5 Weeks) 1 2 5 6 7 8 9 10 11 3 4 5 6 7 8 9 12 13 14 15 16 17 18 10 11 12 13 14 15 16 19 20 21 22 23 24 25 17 18 19 20 21 22 23 26 27 28 29 30 31 24 25 26 27 28 29 30 1 - — — — — — — -— — — — — — — — - 2 3 4 5 6 7 8 1 2 3 4 5 6 7 APR 9 10 11 12 13 14 15 OCT 8 9 10 11 12 13 14 (4 Weeks) 16 17 18 19 20 21 22 (4 Weeks) 15 16 17 18 19 20 21 23 24 25 26 27 28 29 22 23 24 25 26 27 28 - — — — — — — — — — — — — — — - MAY 30 NOV 29 30 31 (4 Weeks) 1 2 3 4 5 6 (4 Weeks) 1 2 3 4 7 8 9 10 11 12 13 5 6 7 8 9 10 11 14 15 16 17 18 19 20 12 13 14 15 16 17 18 21 22 23 24 25 26 27 19 20 21 22 23 24 25 - — — — — — — — — — — — — — — - JUN 28 29 30 31 DEC 26 27 28 29 30 (5 Weeks) 1 2 3 (5 Weeks) 1 2 4 5 6 7 8 9 10 3 4 5 6 7 8 9 11 12 13 14 15 16 17 10 11 12 13 14 15 16 18 19 20 21 22 23 24 17 18 19 20 21 22 23 25 26 27 28 29 30 24 25 26 27 28 29 30 1 - — — — — — — — — — — — — — — -

2013 UNIVERSAL CALENDAR
2013 UNIVERSAL CALENDAR M T W T F S S M T W T F S S - -— -— -— -— -— -— -— — -— -— -— -— -— -— — 31 1 2 3 4 5 6 7 JAN 1 2 3 4 5 6 JUL 8 9 10 11 12 13 14 (4 Weeks) 7 8 9 10 11 12 13 (4 Weeks) 15 16 17 18 19 20 21 14 15 16 17 18 19 20 22 23 24 25 26 27 28 21 22 23 24 25 26 27 - — — — — — — — — — — — — — — - FEB 28 29 30 31 AUG 29 30 31 (4 Weeks) 1 2 3 (4 Weeks) 1 2 3 4 4 5 6 7 8 9 10 5 6 7 8 9 10 11 11 12 13 14 15 16 17 12 13 14 15 16 17 18 18 19 20 21 22 23 24 19 20 21 22 23 24 25 - — — — — — — — — — — — — — — - MAR 25 26 27 28 SEP 26 27 28 29 30 31 (5 Weeks) 1 2 3 (5 Weeks) 1 4 5 6 7 8 9 10 2 3 4 5 6 7 8 11 12 13 14 15 16 17 9 10 11 12 13 14 15 18 19 20 21 22 23 24 16 17 18 19 20 21 22 25 26 27 28 29 30 31 23 24 25 26 27 28 29 - — — — — — — — — — — — — — — - 1 2 3 4 5 6 7 30 APR 8 9 10 11 12 13 14 OCT 1 2 3 4 5 6 (4 Weeks) 15 16 17 18 19 20 21 (4 Weeks) 7 8 9 10 11 12 13 22 23 24 25 26 27 28 14 15 16 17 18 19 20 21 22 23 24 25 26 27 - — — — — — — — — — — — — — — -

MAY 29 30 NOV 28 29 30 31 (4 Weeks) 1 2 3 4 5 (4 Weeks) 1 2 3 6 7 8 9 10 11 12 4 5 6 7 8 9 10 13 14 15 16 17 18 19 11 12 13 14 15 16 17 20 21 22 23 24 25 26 18 19 20 21 22 23 24 - — — — — — — — — — — — — — — - JUN 27 28 29 30 31 DEC 25 26 27 28 29 30 (5 Weeks) 1 2 (5 Weeks) 1 3 4 5 6 7 8 9 2 3 4 5 6 7 8 10 11 12 13 14 15 16 9 10 11 12 13 14 15 17 18 19 20 21 22 23 16 17 18 19 20 21 22 24 25 26 27 28 29 30 23 24 25 26 27 28 29 - -

Appendix G – UBS’ Insurance Requirements
1.0 Insurance Requirements
UBS shall use reasonable commercial efforts to procure and maintain, at all times, and at its own expense, during the Term the types of insurance(s) specified below. For product liability/completed operations, insurance and product recall insurance, coverage (or appropriate run off insurance) will remain in effect for at least two (2) years after termination of the Agreement.
A. Public Liability
Public Liability Occurrence Coverage Form with limits of not less than *[REDACTED] each occurrence and *[REDACTED] annual aggregate. Such insurance shall include worldwide coverage including coverage for USA and Canada jurisdiction claims and occurrences. UBS’ policy shall specifically include LifeScan, its subsidiaries, and its directors, officers and employees, as Additional Insureds. UBS’ policy shall also specifically waive any rights of subrogation against LifeScan, its subsidiaries, and its directors, officers and employees. UBS shall supply LifeScan with the above proof of insurance and forms as required upon the signing of this Agreement, but LifeScan’s failure to demand such proof or forms shall not waive LifeScan’s rights to such coverage as specified herein.
B. Workers’ Compensation
Workers’ Compensation Form in accordance with local regulations.
C. All Risk Property Insurance/Industrial Special Risk Insurance
All Risk Property Insurance/ Industrial Special Risk Insurance in an amount not less than the full replacement cost of UBS’ property.
D. Product Liability Insurance
Product Liability/Completed Operations Insurance on an occurrence form basis with limits of not less than *[REDACTED] each occurrence and *[REDACTED] annual aggregate. Such insurance shall include worldwide coverage including coverage for USA and Canada jurisdiction claims and occurrences. UBS’ policy shall specifically include LifeScan, its subsidiaries, and its directors, officers and employees, as Additional Insureds. Such Additional Insured coverage is only to the extent of the distribution or sale of Products manufactured by UBS or its agents. UBS’ policy shall also specifically waive any rights of subrogation against LifeScan, its subsidiaries, and its directors, officers and employees. UBS shall supply LifeScan with the above proof of insurance and forms as required upon the signing of this Agreement, but LifeScan’s failure to demand such proof or forms shall not waive LifeScan’s rights to such coverage as specified herein.
*Confidential portions has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

E. Product Recall Insurance
Product Recall Insurance an occurrence form basis with limits of not less than *[REDACTED] each occurrence and
*[REDACTED] annual aggregate. Such insurance shall include worldwide coverage including coverage for USA and Canada jurisdiction claims and occurrences. UBS’ policy shall also specifically waive any rights of subrogation against LifeScan, its subsidiaries, and its directors, officers and employees. UBS shall supply LifeScan with the above proof of insurance and forms as required upon the signing of this Agreement, but LifeScan’s failure to demand such proof or forms shall not waive LifeScan’s rights to such coverage as specified herein.
2.0. Miscellaneous
A. Authorization to do Business; Rating Requirement
All insurance companies must be authorized to do business in the States where business is being transacted covering all operations under this Agreement. All insurance companies must be rated A or better with a financial rating of VII or better in the most recent A. M. Best’s Rating Guide.
B. Prior Notice of Cancellation or Nonrenewal
All insurance policies shall provide for thirty days (30) days’ prior written notice to LifeScan of cancellation or nonrenewal.
C. Certificates
Certificates of insurance for all required coverage shall be provided to LifeScan prior to commencement of any work on the project. Copies of the required endorsements to the policies shall also be provided to LifeScan at that time or when appropriate. Failure by LifeScan to request such copies or documents shall not waive LifeScan’s rights to coverage under this agreement.
*Confidential portions has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

Appendix H – Termination Matters
* [REDACTED]

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

Appendix I – Action Taken after Effective Date
LifeScan shall pay * [REDACTED] to UBS in accordance with clause 2 of the Agreement.

*	Confidential portion has been omitted and has been filed separately with the Securities Exchange Commission pursuant to a request for confidential treatment.

Appendix J – Standards for Responsible External Manufacturing
Guiding Principles
The Johnson & Johnson Family of Companies (J&J) holds itself to high standards of ethical behavior, product quality and social responsibility. These standards reflect our internal values and the expectations of external stakeholders, such as customers, regulators, investors and the public. Furthermore, we find business relationships are more productive and effective when they are built on trust, mutual respect and common values. As such, J&J seeks relationships with external manufacturers of finished goods and active pharmaceutical ingredients (herein referred to as external manufacturing partners) who share a common commitment to:
1)	Comply with applicable legal requirements,

2)	Behave ethically and with integrity,

3)	Integrate quality into business processes,

4)	Treat people with dignity and respect,

5)	Promote the safety, health and well-being of employees,

6)	Operate in an environmentally responsible manner and,

7)	Implement management systems to ensure ongoing performance and continual improvement.
We believe when these seven guiding principles are followed, business and communities realize economic, social and environmental benefits. We developed the standards set out below to assist us with selecting partners who operate in a manner consistent with these guiding principles and to assist our external manufacturing partners with understanding our expectations. We developed these standards mindful of the different legal and cultural environments in which our external manufacturing partners operate and internationally recognized expectations for business ethics, product quality, labor and employment, health and safety and the environment. J&J assesses conformance to these standards and, when necessary, works with its external manufacturing partners to identify agreed upon actions and schedules in order to achieve improvement. J&J considers progress in meeting these standards and ongoing performance in its sourcing decisions.

Standards
     1.) Legal Compliance
J&J’s external manufacturing partners are expected to operate in compliance with all applicable legal requirements related to business conduct, product quality, labor and employment practices, health and safety and environmental protection. They are expected to obtain all applicable permits and to operate in accordance with permit limitations and requirements at all times.
2.) Ethics & Business Conduct
J&J’s external manufacturing partners are expected to behave ethically and with integrity in all business transactions. As such, they shall:
➢	Uphold standards for fair business practices including accurate and truthful advertising, fair competition, and antitrust.

➢	Prohibit the exchange of privileges, waiver of penalties or fines, or special benefits through payment of bribes, illegal political contributions, or other illicit payments or methods.

➢	Safeguard against improper use and disclosure of confidential or sensitive information including intellectual property, pricing, employee and patient information.

➢	Maintain an environment of transparency, collaboration and innovation.

➢	Treat any animals used in its activities in an ethical and humane manner and follow the principles of replacement, refinement, and reduction of laboratory research animal testing.
3.) Product Quality
J&J’s external manufacturing partners are expected to meet agreed upon quality requirements in order to provide goods and services that consistently meet required specifications and customers’ needs, perform as intended and are safe for their intended use. These requirements shall be defined in a Quality Agreement and product specifications agreed to by J&J and its external manufacturing partner.
4.) Labor & Employment
J&J’s external manufacturing partners are expected to treat people with dignity and respect. As such, they shall:
➢	Not use forced, bonded, indentured or involuntary prison labor.

➢	Not discriminate against or harass an individual on the basis of race, color, religion, gender, pregnancy, HIV status, sexual orientation, national origin, age, disability, veteran’s status, marital status, or political affiliation.

➢	Not treat or threaten to treat an individual harshly or inhumanely. Harsh or inhumane treatment includes sexual harassment or abuse, corporal punishment, coercion or verbal abuse.

➢	Avoid unsafe working conditions by providing sufficient rest periods during the workday and honor agreed upon days off from work and maximum working hours.

➢	Pay wages for all hours worked and clearly communicate the wages that employees are to be paid to them in advance of commencing work. Communicate to all employees if overtime is required and the wages to be paid for such overtime.

➢	Comply with J&J’s Employment of Young Persons Policy and not employ anyone under the age of 16 and not employ anyone under the age of 18 to perform hazardous work.

➢	Respect workers’ rights to make informed decisions free of coercion, threat of reprisal or unlawful interference regarding their desire to join or not join organizations.

➢	Respect worker’s rights to bargain collectively without unlawful interference.
5.) Employee Health & Safety
J&J’s external manufacturing partners are expected to maintain the workplace and any living quarters used to house employees in a clean, orderly and safe manner. As such they shall:
➢	Implement programs to prevent employee exposures to workplace hazards including chemical, biological, and physical hazards.

➢	Implement programs to manage processes safely and prevent catastrophic events.

➢	Identify potential emergency situations, implement preventative measures and be prepared to execute emergency response procedures.
6.) Environmental Protection
J&J’s external manufacturing partners are expected to operate in an environmentally responsible manner. As such, they shall:
➢	Work to reduce the environmental impacts of their operations including natural resource consumption, materials sourcing, waste generation, wastewater discharges and air emissions.

➢	Prevent accidental releases of hazardous materials into the environment and adverse environmental impacts on the local community.

➢	Implement programs to ensure products do not contain restricted or banned materials.

7.) Management Systems
J&J’s external manufacturing partners are expected to manage their activities systematically in order to meet the standards set forth in this document and to improve their operations continually. As such, they shall:
➢	Demonstrate top management commitment through policies, objectives, and formal processes for management review.

➢	Implement processes to control documents and records.

➢	Provide resources, including competent personnel and appropriate infrastructure, to ensure conformance to these standards.

➢	Implement processes to control the production of J&J products, manage change effectively and ensure customer requirements are satisfied.

➢	Implement processes to manage nonconformity and emergency situations related to products, processes and these standards, including the reporting of such events to applicable regulatory authorities and J&J as appropriate.

➢	Identify and implement improvement actions, including effective complaint investigation, internal audit and corrective action processes.